Exhibit 4.21

Execution Version

USD 60,000,000 TERM LOAN FACILITY AGREEMENT

dated 27 June, 2017

for

KNOT SHUTTLE TANKERS 32 AS

as Borrower

KNUTSEN NYK OFFSHORE TANKERS AS

as Original Guarantor

arranged by

ABN AMRO BANK N.V., OSLO BRANCH AND DANSKE BANK A/S

as Bookrunners and Mandated Lead Arrangers

ABN AMRO BANK N.V. AND DANSKE BANK A/S

as Swap Providers

ABN AMRO BANK N.V., OSLO BRANCH AND DANSKE BANK, NORWEGIAN BRANCH

as Original Lenders

with

ABN AMRO BANK N.V.

acting as Agent and Security Agent

TABLE OF CONTENTS

1	DEFINITIONS AND INTERPRETATION	4

2	THE FACILITY	19

3	PURPOSE	20

4	CONDITIONS PRECEDENT	20

5	DRAWDOWN	22

6	REPAYMENT	22

7	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION	23

8	MANDATORY PREPAYMENT	24

9	RESTRICTIONS	24

10	INTEREST	25

11	INTEREST PERIODS	26

12	CHANGES TO THE CALCULATION OF INTEREST	26

13	FEES	27

14	TAX GROSS UP AND INDEMNITIES	28

15	INCREASED COSTS	31

16	OTHER INDEMNITIES	32

17	MITIGATION BY THE LENDERS	33

18	COSTS AND EXPENSES	34

19	ON-DEMAND GUARANTEE AND INDEMNITY	34

20	SECURITY	37

21	REPRESENTATIONS	38

22	INFORMATION UNDERTAKINGS	42

23	FINANCIAL COVENANTS	45

24	GENERAL UNDERTAKINGS	47

25	VESSEL UNDERTAKINGS	53

26	EVENTS OF DEFAULT	58

27	CHANGES TO THE LENDERS	61

28	CHANGES TO THE OBLIGORS	63

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29	ROLE OF THE AGENT, SECURITY AGENT, THE MLAS AND OTHERS	65

30	SHARING AMONG THE FINANCE PARTIES	74

31	PAYMENT MECHANICS	75

32	NOTICES	77

33	CALCULATIONS AND CERTIFICATES	79

34	PARTIAL INVALIDITY	79

35	REMEDIES AND WAIVERS	79

36	AMENDMENTS AND WAIVERS	80

37	COUNTERPARTS	81

38	GOVERNING LAW	81

39	ENFORCEMENT	81

SCHEDULE 1 THE ORIGINAL LENDERS		85
SCHEDULE 2 CONDITIONS PRECEDENT		86
SCHEDULE 4 FORM OF TRANSFER CERTIFICATE		96
SCHEDULE 5 FORM OF COMPLIANCE CERTIFICATE		98
SCHEDULE 6 FORM OF ACCESSION LETTER		103
SCHEDULE 7 REPAYMENT SCHEDULE		105
SCHEDULE 8 FORM OF DROP DOWN CONFIRMATION LETTER		106

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THIS AGREEMENT (the “Agreement”) is dated 27 June, 2017 and made between:

(1)	KNOT SHUTTLE TANKERS 32 AS, a company incorporated in Norway with company registration number 918 447 954 and registered address at Smedasundet 40, 5529 Haugesund, Norway (the “Borrower”);

(2)	KNUTSEN NYK OFFSHORE TANKERS AS, a company incorporated in Norway with company registration number 995 221 713 and registered address at Smedasundet 40, 5529 Haugesund, Norway (hereinafter “KNOT” and/or, as applicable, the “Original Guarantor”);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”);

(4)	ABN AMRO BANK N.V., OSLO BRANCH and DANSKE BANK A/S as bookrunners and mandated lead arrangers (each an “MLA” and together the “MLAs”);

(5)	ABN AMRO BANK N.V. and DANSKE BANK A/S as swap providers (each a “Swap Provider” and jointly the “Swap Providers”); and

(6)	ABN AMRO BANK N.V. as agent of the other Finance Parties (the “Agent”) and as security agent of the other Finance Parties (the “Security Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Charter Agreement” means a charter contract with a duration of minimum four (4) years and with a minimum day rate covering:

(a)	if on time charter basis, 1.2 x (OPEX + debt service of the Borrower); or

(b)	if on bareboat charter basis, 1.2 x debt service of the Borrower,

and otherwise on terms and with a reputable charterer acceptable to all Lenders.

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Account Bank” means ABN AMRO Bank N.V. acting through its office at Gustav Mahlerlaan 10, 1082 PP Amsterdam, the Netherlands.

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“Account Pledge” means a first priority (subject only to any rights in favour of the Account Bank as referred to in Clause 24.13(b)(iii)) account pledge in favour of the Security Agent (on behalf of the Finance Parties) over the Earnings Accounts and any operating accounts of the Borrower, to be governed by the law of the country in which the accounts are held and in form and substance acceptable to the Security Agent.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Approved Shipbrokers” means any of Fearnleys AS, Lorentzen & Stemoco, Clarksons Valuations Limited or such other independent and internationally reputable broker acceptable to the Agent.

“Approved Ship Registry” means the ship registry of Isle of Man, Bahamas, Bermuda, Panama, United Kingdom, Liberia the Norwegian International Ship Register (NIS) or such other ship registry as approved in writing by the Lenders.

“Assignment of Charterparty” means, to the extent permitted by the terms of the relevant charterparty, a first priority assignment in favour of the Security Agent (on behalf of the Finance Parties) of the Borrower’s monetary claims and, if permitted by the applicable law, the Borrower’s rights, titles and interests, under any charterparty for the Vessel with a term exceeding twelve (12) months, to be in form and substance acceptable to the Security Agent. The Borrower shall use its best commercial efforts to obtain acknowledgment to such assignment.

“Assignment of Earnings” means a first priority assignment in favour of the Security Agent (on behalf of the Finance Parties) of the Borrower’s rights to Earnings relating to the Vessel by way of a floating charge over trade receivables (No. factoringpant) to be entered into between the Borrower (as pledgor) and the Security Agent (on behalf of the Finance Parties) and to be registered on first priority in the Norwegian Register of Mortgaged Movable Property.

“Assignment of Hedging Claims” means a first priority assignment in favour of the Security Agent (on behalf of the Finance Parties) of the Borrower’s rights, titles and interests under any Hedging Agreements, to be in form and substance acceptable to the Security Agent.

“Assignment of Insurances” means a first priority assignment in favour of the Security Agent (on behalf of the Finance Parties) of the Insurances relating to the Vessel, to be in form and substance acceptable to the Security Agent.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement until 15 September, 2017. The Borrower may request an extension of this date, which requires all Lenders’ approval.

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“Break Costs” means the amount (if any) by which:

(a)	the interest (less Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the relevant interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Oslo, New York, London, Copenhagen and Amsterdam.

“Change of Control” means the occurrence of any of the following events:

(a)	if occurring prior to a Drop Down Date:

(i)	the Guarantor does not own or is not able to vote for all of the shares in the Borrower;

(ii)	the Guarantor does not own or is not able to vote for (directly or indirectly) all shares in KNOT Offshore Partner GP LLC (being the general partner in KNOP);

(iii)	TS Shipping Invest AS (company no. 975 883 914) (“TSSI”) (or a 100% owned subsidiary of TSSI) and NYK Logistics Holding (Europe) B.V. (or another 100% subsidiary of Nippon Yusen Kabushiki Kaisha (“NYK”)) each does not own or is not able to vote for (directly or indirectly) 50% the shares in the Guarantor; or

(iv)	Mr. Trygve Seglem and his immediate family does not own or is not able to vote for (directly or indirectly) all of the shares in TSSI; or

(b)	if occurring after a Drop Down Date:

(i)	TSSI (or a 100% owned subsidiary of TSSI) and NYK Logistics Holding (Europe) B.V. (or another 100 % subsidiary of NYK) each does not own or is not able to vote for (directly or indirectly) for 50% the shares in KNOT;

(ii)	KNOP does not own or is not able to vote for (directly or indirectly) all of the shares in the Borrower;

(iii)	KNOP does not own or is not able to vote for (directly or indirectly) all of the shares in KNST;

(iv)	KNOT does not own or is not able to vote for (directly or indirectly) all of the shares in KNOT Offshore Partner GP LLC (being the general partner in KNOP);

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(v)	KNOT does not own at least 25% of the common and general partners units in KNOP (capital and voting rights to be subject to the limitations on voting rights relating to election of board members, amendments and certain other matters as set out in the limited partnership agreement entered into in relation to KNOP); or

(vi)	any person or group of persons acting in concert (other than the Guarantor and/or any of its wholly owned Subsidiaries) acquires, legally or beneficially, and either directly or indirectly, more than 33.33 per cent. of the common and general partner units or voting rights in KNOP.

“Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement;

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement;

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

“Default” means an Event of Default or any event or circumstance specified in Clause 26 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

(iii)	and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Drawdown” means the disbursement of the Loan.

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“Drawdown Date” means the date, being a Business Day, specified in the Drawdown Request, on which the Borrower wishes the Drawdown to be made, or (as the context requires) the date on which the Loan is actually made to the Borrower.

“Drawdown Request” means a notice substantially in the form set out in Part I of Schedule 3 (Requests and Notices).

“Drop Down” means the potential acquisition by KNOP (or a wholly owned Subsidiary of KNOP) of 100% of the shares in the Borrower without triggering a Change of Control and mandatory prepayment of the Loan provided the conditions set out in Clause 28.2 (Drop Down) have been complied with.

“Drop Down Date” means the date on which a Drop Down actually takes place, as determined in accordance with Clause 28.2 (Drop Down).

“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower, and which arise out of the use of or operation of the Vessel, including (but not limited to):

(a)	all freight and hire payable, including (without limitation) payments of any nature under any charter or agreement for the employment, use, possession, management and/or operation of the Vessel;

(b)	any claim under any guarantees related to freight and hire payable as a consequence of the operation of the Vessel;

(c)	compensation payable in the event of any requisition of the Vessel or for the use of the Vessel by any government authority or other competent authority;

(d)	demurrage and retention money receivable in relation to the Vessel;

(e)	all moneys which are at any time payable under the Insurances in respect of loss of earnings; and

(f)	any other money whatsoever due or to become due from third parties or otherwise in relation to the Vessel.

“Earnings Account(s)” means account no. NL55ABNA0247652598 and/or any other account or account(s) of the Borrower held with the Account Bank, to be dedicated as such by the Borrower and the Agent, into which all Earnings are to be paid and which is to be subject to the Account Pledge.

“Environmental Approval” means any permit, license, consent, approval and other authorisations and the filing of any notification, report or assessment required under any Environmental Law for the operation of the Vessel.

“Environmental Claim” means any claim, proceeding, enforcement or investigation by any party in respect of any Environmental Law or Environmental Approval.

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“Environmental Law” means any applicable law, regulation, convention or treaty in any jurisdiction in which any Obligor conducts business which relates to the pollution or protection of the environment or to the carriage of material which is capable of polluting the environment.

“Equity Ratio” shall have the meaning given to it in Clause 23.1 (Construction and definitions).

“Event of Default” means any event or circumstance specified as such in Clause 26 (Events of Default).

“FA Act” means the Norwegian Act on Financial Agreements no. 46 of 25 June, 1999.

“Facility” means the senior secured term loan facility made available under this Agreement as described in Clause 2.1 (The Facility).

“Facility Amount” means the lower of:

(a)	USD 60,000,000; or

(b)	an amount (in USD) equal to 62.5% of the Fair Market Value of the Vessel at the Drawdown Date,

or as this may be increased in accordance with Clause 2.2 (Accordion Increase Option).

“Fair Market Value” means the fair market value of the Vessel in USD determined by calculating the arithmetic mean of minimum two independent valuations of the Vessel, obtained by the Borrower from two Approved Shipbrokers. If the two valuations differ by a margin of more than twelve point five (12.5) per cent., then a third Approved Shipbroker shall provide a calculation and the fair market value of the Vessel shall be the arithmetic mean of the three valuations. The valuations shall be in form and substance acceptable to the Agent and not be older than thirty (30) days at the Drawdown Date and otherwise not older than ninety (90) days and shall be made on charter free basis without physical inspection of the Vessel and on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and seller.

“FATCA” means:

(a)	sections 1471 to 1474 of the US Internal Revenue Code of 1986 (the “Code”) or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

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“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letters” means any letters from the Agent to the Borrower regarding certain fees to be paid by the Borrower in respect of this Agreement.

“Final Maturity Date” means the date falling five (5) years from the Drawdown Date, or earlier in accordance with the Agreement.

“Finance Document” means:

(a)	this Agreement;

(b)	the Accession Letter;

(c)	any Compliance Certificate;

(d)	any Fee Letter;

(e)	other than in respect of Clauses 36 (Amendments and Waivers), 37 (Counterparts) and (in relation to any communications between the Borrower and the Swap Providers) Clause 32 (Notices), each Hedging Agreement;

(f)	a Drawdown Notice;

(g)	a Selection Notice;

(h)	the Security Documents;

(i)	any other document (whether creating Security or not) which is executed at any time by any of the Obligors or any other person as security in favour of, or to establish any form of subordination to, the Finance Parties under this Agreement or any of the other documents referred to herein or therein and any such other document designated as “Finance Document” by the Agent and the Borrower.

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“Finance Party” means any or all of the Lenders, the MLAs, the Swap Providers, the Security Agent and the Agent.

“Financial Close” means the date on which all the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent) have been provided in form and substance satisfactory to the Agent.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any amount of any liability under a deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 60 days after the date of supply;

(i)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(j)	(without double-counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) – (i) above.

“GAAP” means generally accepted accounting principles in Norway or US GAAP in respect of KNOP, including, if applicable, IFRS.

“Group” means the Obligors and their Subsidiaries.

“Group Company” means a member of the Group.

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“Guarantee” means the guarantee and indemnity (in Norwegian: “påkravsgaranti”) granted by the Guarantor pursuant to Clause 19 (On-demand Guarantee and Indemnity).

“Guarantor” means:

(a)	prior to the Drop Down Date, the Original Guarantor; and

(b)	after the Drop Down Date, the Replacement Guarantors.

“Hedging Agreement” means any ISDA master agreement, confirmation and schedule entered into or to be entered into by the Borrower and any Swap Provider in accordance with Clause 24.10 (Hedging arrangements).

“Holding Company” means any company which:

(a)	has direct or indirect control; or

(b)	owns directly or indirectly more than fifty (50) per cent. (votes and capital),

of another company.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Insurances” means the insurances from time to time taken out by or on behalf of any Obligor in respect of the Vessel, including those entered into in order to comply with Clause 25.1 (Vessel Insurances).

“Interest Payment Date” means the last Business Day of each Interest Period.

“Interest Period” means, in relation to the Loan, periods of three (3) or six (6) months or such other periods as the Lenders may agree, and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default Interest).

“Interpolated Screen Rate” means, in relation to LIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of 12 noon on the Quotation Day for USD.

“Intragroup Indebtedness” shall have the meaning given to it in Clause 24.14 (Financial support).

“ISM Code” means the International Management Code for Safe Operations of Ships and for Pollution Prevention, as adopted by the International Maritime Organisation.

“ISPS Code” means the International Ship and Port Facility Security Code, as adopted by the International Maritime Organisation.

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“KNOP” means KNOT Offshore Partners LP, a master limited partnership listed on the New York Stock Exchange office address at 2 Queen’s Cross, Aberdeen, Aberdeenshire AB15 4YB, United Kingdom.

“KNST” means KNOT Shuttle Tankers AS, a company incorporated in Norway with company registration number 998 942 829 and registered address at Smedasundet 40, 5529 Haugesund, Norway.

“Lender” means:

(a)	any Original Lender; and

(b)	any entity which has become a Party as a Lender in accordance with Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for USD; or

(ii)	no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of 12 noon Amsterdam time on the Quotation Day for USD and for a period equal in length to the Interest Period of that Loan and, if any such rate is below zero, LIBOR will be deemed to be zero.

“Liquidity” shall have the meaning given to it in Clause 23.1 (Construction and definitions).

“Loan” means any loan to be made under this Agreement or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means

(a)	until the Commitments have been reduced to zero, Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments or, if the Commitments have been reduced to zero and no Loan is outstanding, aggregated more than 66 2/3 per cent. immediately prior to that reduction; or

(b)	at any other time, Lenders whose participations in the Loan then outstanding aggregate more than 66 2/3 per cent of the Loan.

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“Management Agreement(s)” means any commercial, technical and/or operational management agreement entered into between the Borrower and the Manager(s) regarding any of the Vessels, on terms and conditions acceptable to the Majority Lenders.

“Manager” means:

(a)	KNOT Management AS, a company incorporated in Norway with company identification number 996124916;

(b)	KNOT Management Denmark A/S;

(c)	any other management company controlled by the Original Guarantor; or

(d)	any other management company acceptable to the Majority Lenders.

“Margin” means 2.30 % p.a.

“Marpol” means the International Convention for the Prevention of Pollution from Ships.

“Material Adverse Effect” means in the reasonable opinion of the Majority Lenders a material adverse effect on:

(a)	the property, assets, operation, liabilities or condition (financial or otherwise) or prospects of any Obligor or the Group taken as a whole; or

(b)	the ability of any of the Obligors to perform any of their obligations under the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any security granted or purported to be granted pursuant to any of the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

“MoA” means the memorandum of agreement dated 6 March, 2017 entered into between the Borrower (as buyer) and Chevron International Tankship Limited, 1 Westferry Circus, Canary Wharf, London, United Kingdom, E14 4HA (as seller) under which the Vessel is to be sold to the Borrower, on terms and conditions acceptable to the Lenders.

“Mortgage” means, in respect of the Vessel, a first priority ship mortgage and deed of covenants collateral thereto, in form and substance acceptable to the Agent and registered against the Vessel with the Approved Ship Registry.

“New Lender” has the meaning given to that term in Clause 27 (Changes to the Lenders).

“Obligors” means any or both of the Guarantor and/or the Borrower.

“Original Financial Statements” means the audited financial statements for the Guarantor (consolidated and unconsolidated), for the financial year ended 2016.

“Parallel Debt” has the meaning given to it in Clause 31.6 (Parallel Debt).

“Party” means a party to this Agreement.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two (2) Business Days before the first day of that period.

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“Reference Banks” means Danske Bank A/S and ABN AMRO Bank N.V. or such other banks as may be appointed by the Agent.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks, as the rate at which the relevant Reference Bank could borrow funds in the applicable interbank market in the relevant currency and for the relevant period, were it to obtain interbank offers for deposits in that currency and for that period.

“Reference Bank Quotation” means any quotation supplied to the Agent by a Reference Bank.

“Relevant Jurisdiction” means in relation to any Party:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to Security under a Security Document to be created by it is situated or registered, as applicable;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

“Repayment Date(s)” shall have the meaning given to it in Clause 6.1 (Repayment of the Loan).

“Repeating Representations” means each of the representations set out in Clause 21.2 (Status) to Clause 21.5 (Power and Authority), Clause 21.8 (Governing law and enforcement) to Clause 21.12 (No misleading information), Clause 21.15 (No proceedings pending or threatened), Clause 21.17 (Environmental compliance), Clause 21.18 (Environmental claims) and Clause 21.23 (Restricted Persons).

“Replacement Guarantors” means both of:

(a)	KNOP; and

(b)	KNST,

and “Replacement Guarantor” means any of them.

“Restricted Person” means a person that is:

(a)	listed on, or owned or controlled by a person listed on any Sanctions List;

(b)	located in, incorporated under the laws of, or owned or controlled by, or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of country-wide Sanctions; or

(c)	otherwise a target of Sanctions.

“Sanctions” means any economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by:

(a)	the Kingdom of Norway;

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(b)	the United States government;

(c)	the United Nations;

(d)	the United Kingdom;

(e)	the European Union or any of its Member States;

(f)	any country to which any Obligor, or any other member of the Group or any Affiliate of any of them is bound; or

(g)	the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State, and Her Majesty’s Treasury (“HMT”) (together, the “Sanctions Authorities”).

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the Consolidated List of Financial Sanctions Targets and Investment Ban List issued by HMT, or any similar list issued or maintained or made public by any of the Sanctions Authorities.

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for USD for the relevant period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate, or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” means each of the documents described in Clause 20 (Security), entered into or to be entered into as Security for the obligations of the Obligors under the Finance Documents.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests and Notices) given in accordance with Clause 11 (Interest Periods) in relation to the Loan.

“Share Pledge” means a first priority pledge in favour of the Security Agent (on behalf of the Finance Parties) to be created over all shares in the Borrower pursuant to a share pledge agreement in form and substance acceptable to the Security Agent, to be entered into between the Security Agent and the Guarantor.

“Shareholder Loan” shall have the meaning given to it in Clause 23.1 (Construction and definitions).

“Subsidiary” means an entity of which a person:

(a)	has direct or indirect control; or

(b)	owns directly or indirectly more than fifty (50) per cent. (votes and capital).

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“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Total Assets” shall have the meaning given to it in Clause 23.1 (Construction and definitions).

“Total Commitments” means USD 60,000,000, being the aggregate of the Commitments, subject to increase under the (uncommitted) accordion increase option in Clause 2.2 (Accordion Increase Option).

“Total Equity” shall have the meaning given to it in Clause 23.1 (Construction and definitions).

“Total Loss” means:

(a)	actual, constructive, agreed, arranged or other total loss of the Vessel;

(b)	any hijacking, theft, act of piracy, capture, or seizure, unless the Vessel is released and restored to the Borrower from such hijacking, theft, act of piracy, capture or seizure within three (3) months from the date it took place;

(c)	any confiscation, expropriation, requisition or acquisition of the Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or by persons acting or purporting to act on behalf of the government, unless the Vessel is released and restored to the Borrower from such confiscation, expropriation, requisition or acquisition within three (3) months from the date it took place.

“Total Loss Date” means:

(a)	in the case of an actual total loss of the Vessel, the date on which it occurred or, if that is unknown, the date when the Vessel was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Vessel, the earlier of: (i) the date on which a notice of abandonment is given to the insurers; and (ii) the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Vessel’s insurers in which the insurers agree to treat the Vessel as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“US” means United States of America.

“USD” means United States Dollars.

“VAT” means value added tax as provided for in the Value Added Tax Act 2009 and any other tax of a similar nature.

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“Vessel” means “Brasil Voyager” (tbn “Brasil Knutsen”), Samsung Heavy Industries built 153,684 DWT shuttle tanker with IMO number 9637777.

“Working Capital” shall have the meaning given to it in Clause 23.1 (Construction and definitions).

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the “Agent”, any “MLA”, any “Swap Provider”, any “Lender”, any “Finance Party”, any “Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(iv)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation; and

(v)	a provision of law is a reference to that provision as amended or re-enacted.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(e)	In the event the application of any of the terms of the Security Documents should be conflicting or inconsistent with the application of the terms of this Agreement, the terms of this Agreement shall have precedence, provided that such application would not have a negative effect on the validity or enforceability of the Security created or contemplated to be created under the Security Documents.

1.3	The FA Act

Each Obligor hereby agrees and accepts, to the extent permitted by law, that this Clause 1.3 (The FA Act) shall constitute a waiver of the provisions of the FA Act, and further agrees and accepts, to the extent permitted by law, that the provisions of the FA Act shall not apply to this Agreement or to the relationship between the Finance Parties and each Obligor.

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SECTION 2

THE FACILITY

2	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders agree to make available to the Borrower a senior secured term loan facility up to the lower of the Total Commitments and the Facility Amount.

2.2	Accordion Increase Option

The Borrower may on one occasion at any time during the first three (3) years of the Facility, by giving no less than 60 days’ prior written notice to the Agent, request the Lenders (in their sole discretion) consider to increase the Facility Amount and Total Commitments by an amount of up to the lower of USD 10,000,000 or an amount equal to 12.5% of the Fair Market Value of the Vessel, subject to the following:

(a)	the Borrower providing a copy of an Acceptable Charter Agreement, in form and substance acceptable to the Lenders;

(b)	the written approval by the Lenders (in their sole discretion and it being understood that this accordion option is completely uncommitted, subject to inter alia credit committee approvals etc.);

(c)	the Lenders subscribing for the full amount pro rata to the existing Commitments of each Lender;

(d)	no Default is continuing or would occur as a result of any increase of the Commitments; and

(e)	the Parties implementing any increased Facility Amount and Commitments and the terms for such by way of an amendment agreement to this Agreement, in form and substance acceptable to the Lenders.

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

(c)	A Finance Party may separately enforce its rights under the Finance Documents.

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2.4	Obligor’s agent

(a)	The Guarantor by its execution of this Agreement irrevocably appoints the Borrower to act on its behalf as its agent in relation to the Finance Documents and irrevocably by way of security authorises:

(i)	the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by the Borrower notwithstanding that they may affect the Guarantor, without further reference to or the consent of the Guarantor; and

(ii)	each Finance Party to give any notice, demand or other communication to the Guarantor pursuant to the Finance Documents to the Borrower,

and in each case the Guarantor shall be bound as though the Guarantor itself had been given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Guarantor or given to the Guarantor under any Finance Document on behalf of the Borrower or in connection with any Finance Document (whether or not known to any the Guarantor) shall be binding for all purposes on the Guarantor as if it had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Borrower and the Guarantor, those of the Borrower shall prevail.

3	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed under this Agreement towards financing the acquisition of the Vessel under the MoA.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

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4	CONDITIONS PRECEDENT

4.1	Initial conditions precedent

(a)	The Borrower may not deliver the Drawdown Request, and no Finance Parties’ obligations under this Agreement shall become effective, unless Financial Close has occurred in accordance with Clause 4.3 (Financial Close) and the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) which shall be delivered three (3) Business Days prior to the Drawdown Date at the latest, save for the documents listed under Part III of Schedule 2 (Conditions precedent) which shall be delivered at the Drawdown Date at the latest and save for the documents listed under Part IV of Schedule 2 (Conditions precedent) which shall be delivered in accordance with Clause 4.3 (Conditions subsequent), each in form and substance satisfactory to the Agent (acting on behalf of the Lenders). The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(b)	Other than to the extent that all Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.3 (Lenders’ participation), if on the date of the Drawdown Request and on the proposed Drawdown Date:

(a)	no Default or potential Default having occurred; and

(b)	all the representations and warranties in Clause 21 (Representations) or the Repeating Representations, as applicable, are true.

4.3	Financial Close

If Financial Close has not occurred on or before 31 July 2017 or such later date as agreed by the Agent: (a) except for this Clause, Clauses 13 (Fees), 16 (Other Indemnities), 18 (Costs and Expenses), 20.3 (Set-off), 31.4 (Partial payments), 31.5 (Set-Off by any Obligor), 38 (Governing Law) and 39 (Enforcement), all the provisions of this Agreement shall lapse and cease to have effect but (b) neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights of any Finance Party or accrued liabilities of the Obligors under the Finance Documents.

4.4	Condition subsequent

It is a condition subsequent for the Loan made available under this Agreement that the Agent no later than the date falling five (5) Business Days after the Drawdown Date has received all of the documents and other evidence listed in Part IV of Schedule 2 (Conditions precedent), all in form and substance satisfactory to the Agent.

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SECTION 3

DRAWDOWN

5	DRAWDOWN

5.1	Delivery of a Drawdown Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Drawdown Request not later than 12 noon Amsterdam time three (3) Business Days prior to the proposed Drawdown Date, unless a shorter notice period has been agreed by the Agent (acting on behalf of the Lenders).

5.2	Completion of a Drawdown Request

The Drawdown Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Drawdown Date is a Business Day within the Availability Period;

(b)	the currency of the proposed Drawdown is USD;

(c)	only one (1) Drawdown may be requested under the Facility; and

(d)	the amount of the Drawdown is an amount not exceeding the lower of (i) the Total Commitments or (ii) the Facility Amount.

5.3	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, the Lenders shall make its participation in the Loan available by the Drawdown Date.

(b)	The amount of a Lender’s participation in a Loan will be equal to the proportion borne by its Commitment immediately prior to making the Loan.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6	REPAYMENT

6.1	Repayment of the Loans

(a)	The Borrower shall repay the Loan in quarterly instalments in amounts as set out in the repayment schedule in Schedule 7 (Repayment Schedule), down to a balloon payment of USD 41,000,000, the first date being the date falling three months after the Drawdown Date, each such date hereinafter referred to as a “Repayment Date”.

(b)	The Loan shall be repaid by a balloon payment of USD 41,000,000 at the Final Maturity Date, at which time any and all other amounts or obligations of the Obligors under the Finance Documents are due in full.

(c)	The Borrower may not re-borrow any part of the Facility which is repaid.

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7	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful under any law, regulation, treaty or any directive of any monetary authority in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in the Loan or if it becomes contrary to Sanctions to do the same:

(a)	that Lender, shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, each Available Commitment of that Lender will be immediately reduced to zero and cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Loan on the last day of the Interest Period for the Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law (including any Sanctions)) and that Lender’s corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

7.2	Voluntary prepayment

The Borrower may prepay the whole or any part of the Facility (but if in part, in a minimum amount of USD 250,000 and in integral multiples thereof, or in such other amounts as the Agent may from time to time agree) without penalty on any Interest Payment Date, if it gives the Agent not less than ten (10) Business Days confirmative and irrevocable notice.

7.3	Voluntary cancellation

The Borrower may, if it gives the Agent not less than ten (10) Business Days’ (or such shorter period as the Agent may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 1,000,000 and in integral multiples thereof) of the Facility. Any cancellation under this Clause 7.3 shall reduce the Commitments under the Facility of the Lenders rateably.

7.4	Right of repayment in relation to a single Lender

(a) If:

(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (b) of Clause 14.1 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 14.2 (Tax indemnity) or Clause 15.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of its intention to procure the repayment of that Lender’s participation in the Loan; or

(b)	On the last day of the Interest Period which ends after the Borrower has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Loan together with all interest and other amounts accrued under the Finance Documents.

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8	MANDATORY PREPAYMENT

8.1	Disposal

Upon a sale or disposal of the Vessel, all outstanding amounts under the Facility shall be prepaid by the Borrower on the earlier of:

(a)	the date on which such sale or disposal is completed; and

(b)	upon receipt by the Borrower of the disposal proceeds.

8.2	Total Loss of the Vessel

Upon the occurrence of a Total Loss of the Vessel, all outstanding amounts under the Facility shall be prepaid by the Borrower on the earlier of:

(a)	the date falling one hundred and twenty (120) days after the Total Loss Date; or

(b)	the date of receipt of the insurance proceeds relating to such Total Loss; or

(c)	immediately after the completion of an expropriation or requisition of title, in the event of a Total Loss by way of expropriation or requisition for title of the Vessel by any government or by persons acting or purporting to act on behalf of the government.

8.3	Change of Control

Within 60 days upon the occurrence of a Change of Control, the Facility shall be automatically cancelled and the Loan and other amounts outstanding under the Finance Documents shall be due and payable in full.

8.4	Termination, cancellation or repudiation of Acceptable Charter Agreement

In case the Facility Amount has been increased in accordance with Clause 2.2 (Accordion Increase Option) and the Acceptable Charter Agreement having supported such increase is subsequently terminated prior to its term, the Borrower shall promptly upon termination of such Acceptable Charter Agreement prepay the Loan by an amount equal to the former increase of the Facility Amount, but reduced pro rata by any instalments paid since the increase of the Facility Amount.

9	RESTRICTIONS

9.1	Notices of Prepayment

Any notice of prepayment, authorisation or other election given by any Party shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

9.2	Application of funds, interest and other amounts

(a)	Any mandatory prepayment under this Agreement and any prepayment resulting from Clause 25.11 (Fair Market Value) shall be applied in inverse order of maturity against the remaining amortisations under the Facility.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

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9.3	No reborrowing of the Facility

The Borrower may not re-borrow any part of the Facility and no part of the Facility cancelled may be reinstated.

9.4	Receipt of Notices

If the Agent receives a notice under Clause 7 (Illegality, voluntary prepayment and cancellation), it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

9.5	Prepayment elections

The Agent shall notify the Lenders as soon as possible of any proposed prepayment of the Loan under Clause 7.1 (Voluntary prepayment).

9.6	Cancellation of Commitment

Any unused Commitment shall be immediately cancelled at the end of the Availability Period.

SECTION 5

COSTS OF UTILISATION

10	INTEREST

10.1	Calculation of Interest

The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of:

(a)	the Margin; and

(b)	LIBOR.

10.2	Payment of interest

The Borrower shall pay accrued interest on the Loan on each Interest Payment Date (and if the Interest Period is longer than three (3) months, on the date falling at three (3) monthly intervals after the first day of the Interest Period).

10.3	Default interest

(a)	If any Obligor fails to pay any amount payable by it under a Finance Document in accordance on its due date, interest shall accrue on the overdue amount as well as the Loan from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two (2) per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Borrower on demand by the Agent.

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(b)	Default interest (if unpaid) arising on overdue interest and the Loans will be compounded with the overdue interest at the end of each Interest Period applicable to that overdue interest but will remain immediately due and payable on demand by the Agent.

11	INTEREST PERIODS

11.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in a Drawdown Request or (once borrowed) in a Selection Notice.

(b)	Each Selection Notice is irrevocable and must be delivered to the Agent by the Borrower not later than 10 a.m. Amsterdam time three (3) Business Days prior to the beginning of the next Interest Period.

(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to paragraph (e) below, be three (3) months.

(d)	Subject to this Clause 11, the Borrower may select an Interest Period of three (3) or six (6) months or (subject always to availability of all Lenders) such other period as the Lenders and the Borrower may agree in writing.

(e)	The first Interest Period shall commence on the Drawdown Date, and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.3	No overrunning

If an Interest Period would otherwise overrun the Final Maturity Date, it shall be shortened so that it ends on the Final Maturity Date.

12	CHANGES TO THE CALCULATION OF INTEREST

12.1	Absence of quotations

Subject to Clause 12.2 (Market disruption), if the applicable LIBOR is to be determined by reference to the Reference Bank Quotation but a Reference Bank does not supply a quotation by 12 noon Amsterdam time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender’s share of the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

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(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling two (2) Business Days prior to the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loans.

(b)	In this Agreement, “Market Disruption Event” means:

(i)	at or about noon Amsterdam time on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant Interest Period; or

(ii)	before close of business in Amsterdam on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders that the cost to it of funding its participation in a Loan from whatever source it may reasonably select would be in excess of the applicable LIBOR.

12.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

12.4	Break Costs

(a)	The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by a Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13	FEES

13.1	Arrangement fee

The Borrower shall pay to the Agent for distribution to the Lenders (pro rata according to their Commitments) a non-refundable arrangement fee in an amount of USD 600,000 (equal to 1% of the Facility Amount), payable on the date of this Agreement.

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13.2	Commitment fee

(a)	The Borrower shall pay to the Agent (for the account of each Lender) a fee in USD computed at a rate per annum equal to 40% of the Margin, calculated on each Lender’s available Commitment, from the date of this Agreement to the earlier of:

(i)	the date of cancellation of any Commitment or the expiry of the Availability Period; or

(ii)	the Drawdown Date.

(b)	The accrued commitment fee is payable on the last day of the earlier of:

(i)	quarterly, in arrears from the date of signing this Agreement;

(ii)	the end of the Availability Period;

(iii)	the Drawdown Date; and

(iv)	if cancelled, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

13.3	Agency fee

The Borrower shall pay to the Agent an annual agency fee in the amount and at the times as set out in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

14	TAX GROSS UP AND INDEMNITIES

14.1	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it under any Finance Document free and clear of and without deduction for or on account of any Taxes, unless any Obligor is required by law to make such payment subject to the deduction or withholding of such Taxes.

(b)	If a tax deduction or withholding is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any deduction or withholding) leaves an amount equal to the payment which would have been due if no such deduction or withholding had been required.

14.2	Tax indemnity

(a)	Without prejudice to Clause 14.1 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable hereunder (including any sum received or receivable under this Clause 14) or if any liability in respect of such payment is asserted or imposed against any Finance Party, each Obligor shall, upon demand of the Agent, promptly pay to the Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered for or on account of Tax in respect of a Finance Document.

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(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party by the jurisdiction in which such Finance Party is treated as resident for tax purposes;

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 14.1 (Tax gross-up); or

(iii)	to the extent a loss, liability or cost relates to a FATCA Deduction required to be made by a Party.

14.3	Tax Credit

(a)	If any Obligor makes a Tax Payment and the relevant Finance Party determines that:

(i)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(ii)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

(b)	For the purpose of paragraph (a) above:

(i)	“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax; and

(ii)	“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.1 (Tax gross-up) or a payment under Clause 14.2 (Tax indemnity).

14.4	Stamp taxes

Each Obligor shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

14.5	VAT

All amounts set out or expressed in a Finance Document to be payable by an Obligor to a Finance Party shall be deemed to be exclusive of any VAT, and accordingly, if VAT is or becomes chargeable on any supply made by any Finance Party to an Obligor under a Finance Document, the Obligor shall pay to the Finance Party (in addition to and at the same time as paying any other consideration) an amount equal to the amount of such VAT.

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14.6	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(i)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA;

(ii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to Clause 14.6 (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any policy of that Finance Party;

(iii)	any fiduciary duty; or

(iv)	any duty of confidentiality.

(d)	If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

14.7	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

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15	INCREASED COSTS

15.1	Increased costs

(a)	Subject to Clause 15.3 (Exceptions) each Obligor shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation;

(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)	implementation of or compliance with Basel III, CRD IV or CRR.

For the purpose of this Clause 15.1:

“Basel III” shall mean the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated, and any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“CRD IV” means Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

“CRR” means Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU No 648/2012).

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its participation in the Loans or funding or performing its obligations under any Finance Document.

15.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

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(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

15.3	Exceptions

(a)	Clause 15.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(b)	attributable to a tax deduction or withholding required by law to be made by an Obligor;

(c)	compensated for by Clause 14.1 (Tax gross-up) or Clause 14.2 (Tax indemnity);

(d)	attributable to a FATCA Deduction required to be made by a Party;

(e)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(f)	compensated for by the payment of the Mandatory Cost.

16	OTHER INDEMNITIES

16.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against an Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

each Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify the Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency other than that in which it is expressed to be payable.

16.2	Other indemnities

(a)	Each Obligor shall, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

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(iii)	funding, or making arrangements to fund, its participation in a Loan requested in a Drawdown Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower; or

(v)	any civil penalty or fine against, any settlement, and any other liability, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred by the Agent or any Lender as a result of the violation of any Obligor or any of their directors, officers, employees, agents or advisors, of any Sanctions.

(b)	The indemnity in (a)(v) above shall cover any liability incurred by each Finance Party in any jurisdiction arising under or in connection with any Sanctions.

16.3	Indemnity to the Agent and the Security Agent

Each Obligor shall promptly indemnify the Agent and the Security Agent against any cost, loss or liability incurred by the Agent or the Security Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(c)	the taking, holding, protection or enforcement of the Security created by the Security Documents;

(d)	the exercise of any of the rights, powers, discretions and remedies vested in the Agent by the Finance Documents or by law; or

(e)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

17	MITIGATION BY THE LENDERS

17.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased Costs).

(b)	Paragraph (a) above does not in any way limit the obligations of the Obligors under the Finance Documents.

17.2	Limitation of liability

(a)	Each Obligor shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

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(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18	COSTS AND EXPENSES

18.1	Transaction expenses

Each Obligor shall promptly on demand pay the Agent the amount of all costs and expenses (including but not limited to travel expenses, legal fees, fees of tax advisor, technical advisor, independent appraiser and insurance consultant etc.) reasonably incurred by the Agent and the Security Agent in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Security Documents; and

(b)	any other Finance Documents executed after the date of this Agreement.

18.2	Amendment costs

If any Obligor requests an amendment, waiver or consent, each Obligor shall, within three (3) Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by any Finance Party in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Enforcement and preservation costs

Each Obligor shall, within three (3) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Security Documents and any proceedings instituted by or against the Agent and/or Security Agent as a consequence of taking or holding the Security created under the Security Documents or enforcing these rights.

SECTION 7

GUARANTEE AND SECURITY

19	ON-DEMAND GUARANTEE AND INDEMNITY

19.1	On-demand Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance of the Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party to immediately pay on first demand (No. påkravsgaranti) in accordance with a written demand by the Agent (on behalf of the Finance Parties);

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(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.

19.2	Continuing Guarantee

This Guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of the Borrower or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency or otherwise, then the liability of the Guarantor under this Guarantee will continue or be reinstated as if the discharge, release or arrangement had not occurred.

19.4	Waiver of defences and compliance with the FA Act

The provisions of the FA Act Section 67 shall not apply to this Guarantee and the obligations of the Guarantor under this Guarantee will not be affected by an act, omission, matter or thing which would otherwise reduce, release or prejudice any of its obligations under this Guarantee (without limitation and whether or not known to it or any Finance Party), including:

(a)	any defence, objection or similar action based on (and/or arising from) the Finance Documents or other underlying relationships, agreements and transactions whatsoever (to the extent permitted by law);

(b)	any failure to comply with Sections 62 to 74 of the FA Act;

(c)	any time, waiver or consent granted to, or composition with, the Borrower or other person;

(d)	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(e)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(f)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

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(g)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(h)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(i)	any insolvency or similar proceedings.

19.5	Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Guarantee. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

19.6	Appropriations

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Guarantee.

19.7	Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Guarantee:

(a)	to be indemnified by the Borrower;

(b)	to claim any contribution from any other guarantor of the Borrower’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring the Borrower to make any payment, or perform any obligation;

(e)	to assign any claim it may have against the Borrower to any person or entity;

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(f)	to exercise any right of set-off against the Borrower; and/or

(g)	to claim or prove as a creditor of the Borrower in competition with any Finance Party, however, so that the Guarantor shall be entitled to prove in the liquidation or other dissolution of the Borrower, subject to paying to the Facility Agent (on behalf of the Lenders) any proceeds of the liquidation or other dissolution received by the Guarantor.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Borrower under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 31 (Payment mechanics).

19.8	Additional security

This Guarantee is in addition to the Security to be created under the Security Documents.

The information regarding additional Security is included to meet the requirements of Section 61 of the FA Act and shall not in any way prejudice the Agent’s rights to amend or waive any Security.

19.9	Guarantee Limitations

The Guarantor’s liability under this Guarantee shall never exceed USD 90,000,000, plus interest thereon and fees, costs and expenses as set out in this Agreement and the other Finance Documents.

20	SECURITY

20.1	Security Documents

The obligations of the Obligors under the Finance Documents shall be secured by:

(a)	the Account Pledge;

(b)	the Assignment of Charterparty

(c)	the Assignment of Earnings;

(d)	the Assignment of Hedging Claims;

(e)	the Assignment of Insurances;

(f)	the Mortgage; and

(g)	the Share Pledge. The Share Pledge to include a provision whereby the Guarantor authorises the Security Agent to release the Borrower from any and all liabilities to the Guarantor under any debt owed to the Guarantor upon enforcement of the security created by the Share Pledge and that the Security Agent, once the Finance Parties have received settlement in full, shall thereafter distribute any surplus to the Guarantor in compensation for any actual liability of the Borrower released.

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20.2	Sharing of Security

The Security created by the Security Documents shall secure the Obligors’ obligations under this Agreement and the Hedging Agreements on a pro rata basis, but subject to distribution of proceeds in accordance with Clause 31.4 (Partial payments).

20.3	Set-off

A Finance Party may set-off any obligation due from any Obligor under a Finance Document against any obligation owed by that Finance Party to the Obligor, regardless of the place of payment, booking branch or currency of any such obligation. If the obligations are in different currencies, the Finance Party may convert the obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

20.4	Perfection and further assistance

(a)	Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent, Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security.

(b)	Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

21	REPRESENTATIONS

21.1	General

Each of the Obligors makes the representations and warranties set out in this Clause 21 to each Finance Party, starting from the Drawdown Date in respect of the Borrower.

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21.2	Status

(a)	It is a company with limited liability (No. aksjeselskap) duly incorporated and validly existing under the law of Norway.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

21.3	Binding obligations

(a)	The obligations expressed to be assumed by it in each Finance Document are (or, when executed, will be) legal, valid, binding and enforceable obligations.

(b)	Each Security Document will, when duly executed, delivered and perfected, create the Security which that Security Document purports to create and that Security will then be valid and effective.

21.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Security pursuant to the Security Documents do not and will not conflict with:

(a)	any present law or regulation applicable to it (including Directive 1905/60/EC of the European Parliament and of the Council of the European Communities Union of 26 October 2005, implemented to combat money laundering);

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets.

21.5	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Finance Documents.

21.6	Authorisations

All authorisations, consents, licenses, approvals or exemptions of any governmental or regulatory authority, bureau or agency in the Relevant Jurisdictions required in connection with the execution, delivery, performance, validity or enforceability of this Agreement and the Finance Documents to which it is a party and any other agreements and instruments required or contemplated hereunder have been delivered to the Agent and are in full force and effect, and any condition contained therein or otherwise applicable thereto has been or will at the appropriate time be complied with and fulfilled during the life of this Agreement.

21.7	Payment of Taxes

It has complied with all taxation laws in all jurisdictions where it is subject to taxation and has paid all Taxes and other amounts due to governments and other public bodies. No claims are being asserted against it with respect to any Taxes or other payments due to public or governmental bodies save as disclosed to the Lenders pursuant to Clause 24.6 (Taxation).

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21.8	Governing law and enforcement

(a)	The choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions.

(b)	Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

21.9	No winding up

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 26.7 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 26.8 (Creditors’ process),

has been taken or threatened in relation to any Obligor and none of the circumstances described in Clause 26.6 (Insolvency) is applicable.

21.10	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except the registration of the Mortgages with the Approved Ship Registry, which registrations, filings, taxes and fees shall be made and paid promptly by the Obligors after the date of the relevant Finance Document.

21.11	No default

(a)	No Default is continuing or might reasonably be expected to result from the making of any Drawdown or the entry into and performance of or any transaction contemplated by any of the Finance Documents.

(b)	No other event or circumstance is outstanding which constitutes or might reasonably be expected to constitute a default or termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

21.12	No misleading information

Any factual information provided by any Obligor and/or its advisors in connection with the Finance Documents was, to each Obligor’s knowledge, after having made due and careful enquiries, true and accurate in all material respects as at the date the information is expressed to be given and all projections (if any) contained therein have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied.

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21.13	Original Financial Statements

(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied and fairly represent its financial condition and results of operations during the relevant financial year.

(b)	There has been no material adverse change in its business or financial condition since incorporation for the Borrower and since 31 December 2016 for the Guarantor.

(c)	All financial documents and information relating to it or otherwise relevant to the matters contemplated by this Agreement which have been supplied to the Agent or the Lenders by it are complete and correct in all material respects, and it has not omitted to disclose to the Finance Parties any information, documents or agreements known to it which, if disclosed, could in its opinion reasonably be expected to affect the decision of the Finance Parties to enter into this Agreement.

21.14	Pari Passu Ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.15	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of, or before, any court, arbitral body or agency which might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it.

21.16	No breach of laws

It is in compliance in all material respect with all laws and regulation applicable to it.

21.17	Environmental compliance

It has performed and observed all Environmental Laws, Environmental Approvals and all other covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with its on-going operations.

21.18	Environmental Claims

No Environmental Claim has been commenced (or if commenced, there are none that are not fully settled) or is threatened against it.

21.19	Vessel

The Vessel is or will from the Drawdown Date be:

(a)	in the absolute ownership of the Borrower, free and clear of all encumbrances (other than current crew wages and the Mortgage) and the Borrower is the sole, legal and beneficial owner of the Vessel;

(b)	registered in the name of the Borrower with the Register of Bahamian Ships;

(c)	operationally seaworthy in every way and fit for service; and

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(d)	classed with DNV GL or such other classification society as approved by the Agent, free of all overdue requirements and other material recommendations.

21.20	ISM Code, ISPS Code and Marpol Compliance

From the Drawdown Date, all requirements of the ISM Code, the ISPS Code, Marpol and any other applicable international maritime safety regulation relevant to the operation and maintenance of the Vessel have been complied with.

21.21	Ownership

(a)	NYK Logistics Holding (Europe) B.V. and TS Shipping Invest AS each owns 50% of all the shares and ownership interests in the Guarantor.

(b)	The Guarantor owns 100% of all the shares in the Borrower.

21.22	Business of the Borrower

The Borrower will only be involved in the ownership and/or operation of the Vessel and activities related thereto.

21.23	Restricted Persons

No Obligor nor any member of the Group nor any director, officer, agent or employee of any of them or person acting on behalf of the foregoing is a Restricted Person nor acts directly or indirectly on behalf of a Restricted Person.

21.24	Times when representations made

(a)	All the representations and warranties in this Clause 21 are deemed to be made by each Obligor on the date of this Agreement.

(b)	The Repeating Representations are deemed to be made by each Obligor on the date of a Drawdown Request, on the Drawdown Date and on the first day of each Interest Period by reference to the facts and circumstances then existing.

22	INFORMATION UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Financial statements

Each Obligor shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as reasonably practicable after the same are available (and in any event no later than one-hundred and fifty (150) days after the end of its financial year):

(i)	the audited unconsolidated (in respect of the Borrower) financial statement for that financial year;

(ii)	the audited consolidated (in respect of the Guarantor or, following the Drop Down Date, the Replacement Guarantors) financial statement for that financial year; and

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(b)	as soon as reasonably practicable after the same are available (and in any event no later than ninety (90) days after the end of each financial quarters:

(i)	the unaudited and unconsolidated (in respect of the Borrower) quarterly financial statements for that financial quarter; and

(ii)	the unaudited consolidated (in respect of the Guarantor or, following the Drop Down Date, the Replacement Guarantors) financial statement for that financial quarter.

22.2	Budget

The Guarantor shall supply to the Agent in sufficient copies for all the Lenders, as soon as reasonably practicable after the same are available (and in any event no later than 31 January each year), its consolidated budget and cash flow projections for the next financial year, in form and substance satisfactory to the Agent.

22.3	Provision and contents of Compliance Certificate

(a)	The Borrower shall supply a Compliance Certificate to the Agent with each set of annual and quarterly financial statements.

(b)	The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 23 (Financial Covenants), Clause 25.1 (Vessel insurances) and Clause 25.11 (Fair Market Value), together with any relevant supporting documentation, such as valuations of the Vessel in accordance with Clause 22.5 (Report on Fair Market Value), enabling the Lenders to determine and monitor the Obligors’ compliance.

(c)	Each Compliance Certificate shall be signed by the CFO or another person authorised to represent the Guarantor, and following the Drop Down Date, the Replacement Guarantors.

22.4	Requirements as to financial statements

(a)	The Borrower shall procure that each set of financial statements includes a balance sheet, profit and loss account, cashflow statement and appropriate explanatory notes.

(b)	Each set of financial statements delivered pursuant to Clause 22.1 (Financial statements) shall be:

(i)	prepared in accordance with GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements; and

(ii)	signed by an authorised person of each Obligor.

22.5	Report on Fair Market Value

(a)	The Borrower shall, at its own expense, arrange for the Fair Market Value to be determined semi-annually, within 31 January and 31 July each year.

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(b)	The Lenders may obtain valuations on the Fair Market Value at any time during the tenor of the Facility at their own expense or, in case of an Event of Default, at the expense of the Borrower.

22.6	Information: miscellaneous

The Obligors shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	at the same time as they are dispatched, copies of all relevant documents dispatched by any Obligor to its creditors in general;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current or, to its knowledge, threatened or pending against any of the Obligors, and which might be reasonably expected to have a Material Adverse Effect, and further details of any such matter previously disclosed to the Agent, if the likelihood of an adverse determination has increased, as the Agent may reasonably request; and

(c)	promptly on request, such further information as any Finance Party through the Agent may reasonably request.

22.7	Notification of default

(a)	The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by an authorised signatory of the Borrower certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

22.8	“Know your customer” checks

Each Obligor shall promptly at the request of a Finance Party (through the Agent) supply to the Agent any documentation or other evidence which is requested by that Finance Party to enable the Finance Party or any prospective new Lender to, at any time, carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

22.9	Notification of Environmental Claims

Each Obligor shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

(a)	if any Environmental Claim has been commenced or (to the best of the Borrower’s knowledge and belief) is threatened against any of the Obligors or the Vessels; and

(b)	if any fact and circumstances which will or are reasonably likely to result in any Environmental Claim being commenced against any of the Obligors or the Vessels.

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23	FINANCIAL COVENANTS

23.1	Construction and definitions

Except otherwise explicitly provided for in this Agreement, an accounting term used in this Clause is to be construed in accordance with GAAP.

For the purposes of this Clause 23, the following definitions shall apply:

“EBITDA” means earnings, before:

(a)	deducting any provision on account of taxation;

(b)	deducting any interest, discounts or other fees incurred or payable in respect of Financial Indebtedness;

(c)	taking into account any items treated as exceptional or extraordinary items; and

(d)	any amount attributable to the amortisation of intangible assets and depreciation of tangible assets.

“Equity Ratio” means the ratio of Total Equity to Total Assets.

“Interest Expenses” means any interests, commission or fees incurred or payable in respect of Financial Indebtedness.

“Liquidity” means, at any given time, the aggregate of freely available cash in hand or on unrestricted deposit with any bank or financial institution.

“Relevant Period” means any twelve (12) months period, ending on the last day of the latest financial quarter covered by the relevant financial statements.

“Shareholder Loan” means a loan made by a shareholder or a group company of a shareholder (however, excluding, for the avoidance of doubt any Group Company) to the Guarantor and/or any of its Subsidiaries, which is subordinated to the rights of the Finance Parties under the Finance Documents on terms approved in writing by the Lenders and which:

(a)	has a maturity date not earlier than one (1) month after the Final Maturity Date;

(b)	may not be serviced by the Guarantor (neither in respect of principal or interest or otherwise) until after the Final Maturity Date (other than as permitted by Clause 24.14 (Distributions from the Guarantor); and

(c)	has no acceleration rights.

“Total Assets” means the aggregate book value of total assets in accordance with GAAP, less any goodwill.

“Total Equity” means the aggregate book value of the equity treated as equity in accordance with GAAP, including (without double counting), but only when testing the Guarantor’s Equity Ratio prior to the Drop Down Date, any Shareholder Loan.

“Working Capital” means current assets less current liabilities (which shall exclude instalments of long term debt due in the next year, capital lease payments and in respect of the Borrower only intercompany group balances).

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23.2	Financial testing

The financial covenants set out in this Clause 23 (Financial Covenants) shall be calculated in accordance with GAAP consistently applied and tested quarterly, by reference to each of the financial statements delivered pursuant to paragraphs (a) and (b) of Clause 22.1 (Financial Statements) and/or each Compliance Certificate delivered pursuant to Clause 22.3 (Provision and contents of Compliance Certificate).

23.3	Financial conditions prior to Drop Down Date

(a)	The Guarantor (KNOT) shall ensure that it maintains (on a consolidated basis) at all times:

(i)	a positive Working Capital;

(ii)	an Equity Ratio of minimum 0.3 to 1.0; and

(iii)	Liquidity of minimum the higher of (i) USD 25,000,000 and (ii) an amount equal to four per cent. (4%) of the Guarantor’s interest bearing Financial Indebtedness on a consolidated basis.

(b)	The Borrower shall ensure that it maintains at all times from (and including) the Drawdown Date:

(i)	a positive Working Capital; and

(ii)	Liquidity of minimum USD 500,000.

23.4	Financial conditions after the Drop Down Date

(a)	The Replacement Guarantor (KNOP) shall ensure that it maintains (on a consolidated basis) at all times:

(i)	a positive Working Capital;

(ii)	an Equity Ratio of minimum 0.3 to 1.0;

(iii)	EBITDA to Interest Expenses of minimum 2.5 to 1.0 for any Relevant Period;

(iv)	Liquidity of minimum USD 15,000,000, plus:

(A)	USD 1,500,000 for each owned (directly or indirectly) vessel with employment contracts with less than twelve (12) months’ remaining tenor (excluding options) up to a total of eight (8) vessels, i.e. up to an additional Liquidity requirement of USD 12,000,000 in aggregate; and

(B)	USD 1,000,000 for each owned (directly or indirectly) vessel with employment contracts with less than twelve (12) months’ remaining tenor (excluding options) up to a total of twelve (12) vessels, i.e. up to a further additional Liquidity requirement of USD 12,000,000 in aggregate, resulting in a potential maximum requirement of Liquidity of minimum USD 39,000,000 in total.

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For the purpose of this paragraph (iv):

“Liquidity” shall include an amount equal to 2/3 of the available commitments under the revolving credit facility under a certain USD 240m credit facility of KNOP.

“employment contract” shall not include employment contracts entered into with KNOT or any of its Subsidiaries.

(b)	The Borrower shall ensure that it maintains a positive Working Capital at all times.

23.5	Reporting breach

If, prior to the delivery of a Compliance Certificate pursuant to Clause 22.3 (Provision and contents of Compliance Certificate), the Borrower becomes aware that the financial covenants set out in this Clause 23 (Financial Covenants) will not be complied with, the Borrower shall immediately notify the Agent thereof.

23.6	Most Favoured Lender

The Borrower undertakes to promptly notify the Agent if it becomes aware that the Guarantor and/or Replacement Guarantor, as the case may be, enters into any agreements and/or arrangements and/or adjustment of existing arrangements or agreements relating to Financial Indebtedness which would impose stricter financial covenants (excluding, for the avoidance of doubt, loan to vessel value covenants) applicable to the Guarantor or the Replacement Guarantor, as the case may be, than the financial covenants applicable to the Guarantor or the Replacement Guarantor, as the case may be, as set out in this Clause 23 (Financial Covenants) and, in such case, upon notice by the Agent to the Borrower, such new and stricter covenants and/or ratios shall apply under this Agreement.

24	GENERAL UNDERTAKINGS

The undertakings in this Clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

24.1	Authorisations

Each of the Obligors shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	upon request of the Agent, supply certified copies to the Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to enable it to perform its obligations under the Finance Documents, ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document.

24.2	Compliance with laws

(a)	Each Obligor shall, and shall ensure that each Group Company as well as any manager and charterer) comply in all material respects with all laws and regulations to which it and the Vessel may be subject.

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(b)	Without limiting paragraph (a) above, each Obligor shall not (and shall ensure that no Group Company, nor any manager or charterer) employ the Vessel nor allow its employment, operation or management in any manner contrary to any law or regulation.

(c)	Each Obligor shall, and shall procure that each other member of the Group and each Affiliate of any of them shall, comply in all respect with all Sanctions.

24.3	Sanctions

(a)	Each Obligor undertakes that it, and any other member of the Group or any Affiliate of any of them, or any director, officer, agent, employee or person acting on behalf of the foregoing, is not a Restricted Person and does not act directly or indirectly on behalf of a Restricted Person.

(b)	Each Obligor shall, and shall procure that each other member of the Group and each Affiliate of any of them shall, not use any revenue or benefit derived from any activity or dealing with a Restricted Person in discharging any obligation due or owing to the Finance Parties.

(c)	Each Obligor shall procure that no proceeds from any activity or dealing with a Restricted Person are credited to any bank account held with any Finance Party in its name or in the name of any other member of the Group or any Affiliate of any of them.

(d)	Each Obligor undertakes that it, and each other member of the Group and each Affiliate of any of them, has taken reasonable measures to ensure compliance with Sanctions.

(e)	Each Obligor shall, and shall procure that each other member of the Group shall, to the extent permitted by law promptly upon becoming aware of them supply to the Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority.

(f)	Each Obligor shall not accept, obtain or receive any goods or services from any Restricted Person, except (without limiting Clause 24.2 (Compliance with laws)), to the extent relating to any warranties and/or guarantees given and/or liabilities incurred in respect of an activity or dealing with a Restricted Person by an Obligor in accordance with this Agreement.

(g)	Each Party acknowledges and agrees that the Obligors do not undertake under paragraphs (a) to (f) (inclusive) above in favour of any Lender incorporated or having its registered office in the Federal Republic of Germany and no such Lender shall have any right thereunder and shall be deemed not to be a party to the provisions of this Clause 24.3.

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24.4	Use of Proceeds

(a)	The Obligors shall not, and shall procure that each other member of the Group and any Affiliate of any of them shall not, permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Facility or other transactions contemplated by this Agreement to fund or facilitate trade, business or other activities:

(i)	involving or for the benefit of any Restricted Person; or

(ii)	in any other manner that could result in any Obligor or a Finance Party being in breach of any Sanctions or becoming a Restricted Person.

(b)	Each Party acknowledges and agrees that the Obligors do not undertake under paragraph (a) above in favour of any Lender incorporated or having its registered office in the Federal Republic of Germany and no such Lender shall have any right thereunder and shall be deemed not to be a party to the provisions of this Clause 24.4.

24.5	Title

Each Obligor will hold legal title to and own the entire beneficial interest in its assets that are subject to Security in favour of the Finance Parties, including its Earnings Accounts, its Earnings, Insurances and the Vessel.

24.6	Taxation

(a)	Each Obligor shall (and shall procure that each member of the Group) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered under Clause 22.1 (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not or is not reasonably likely to have a Material Adverse Effect.

(b)	None of the Obligors may and, to the extent it has or reasonably could be expected to have a Material Adverse Effect, no other Group Company may, change its residence for Tax purposes without the prior written consent from the Majority Lenders (not to be unreasonably withheld).

24.7	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party (including a Swap Provider) against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

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24.8	Merger

No Obligor shall, without the prior written consent of the Majority Lenders, enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.

24.9	Change of business

Except with the prior written consent of the Lenders (not to be unreasonably withheld or delayed), the Obligors will not cease to carry on or make any change in all or any part of its business and activities thereto as presently conducted, or carry on any other business, except for a similarly related business, or change the place of its jurisdiction or its organisation as presently conducted.

24.10 Hedging	arrangements

(a)	The Swap Providers shall have a first right of refusal in relation to interest and/or currency hedging and/or other derivative transactions relating to the Vessel or the Facility on competitive terms, relative to its pro rata share of the Facility.

(b)	The Borrower shall not carry out derivative transactions for speculative purposes.

24.11 Preservation	of assets

Each Obligor shall maintain and preserve all of its assets that are necessary or desirable, in the opinion of the Agent, for the conduct of its business, as intended to be conducted at the date of this Agreement, in good working order and condition, ordinary wear and tear excepted.

24.12 Financial	indebtedness restrictions

(a)	The Borrower shall not incur, create or permit to subsist any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness:

(i)	incurred under the Finance Documents;

(ii)	incurred under any Shareholder Loan or Intragroup Indebtedness; or

(iii)	consented to in writing by the Lenders.

24.13 Negative	pledge

(a)	The Borrower shall not create or permit to subsist any Security over:

(i)	any of the assets that are subject to Security under the Security Documents; and/or

(ii)	any Earnings and/or bank accounts that are not subject to Security under the Security Documents,

(b)	Paragraph (a) above does not apply to:

(i)	the Security under the Security Documents;

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(ii)	any right of pledge and/or set off over the Earnings Accounts and any operating accounts of the Borrower, in favour of the Account Bank arising under the general terms and conditions (Algemene Bank Voorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions, provided that the Account Bank contractually undertakes only to exercise its rights in respect of:

(A)	the daily operation of the accounts;

(B)	recovery of fees, any costs, claims (including, but not limited to, taxes and duties), charges, expenses (including, but not limited to, legal fees) and/or liabilities in connection with or resulting from the maintenance or administration, the execution of payment orders and/or the performance of other instructions with respect to the accounts; and/or

(C)	the operation of any form of cash management (including but not limited to any netting and/or cash pooling arrangement;

(iii)	in respect of the Vessel:

(A)	any liens for current crews’ wages and salvage;

(B)	any ship repairer’s or outfitter’s possessory lien arising by operation of law and not exceeding USD 2,000,000; and

(C)	any other liens incurred in the ordinary course of operating the Vessel not exceeding USD 2,000,000; and

(iv)	any Security consented to in writing by the Lenders.

24.14 Financial	support

The Borrower shall not make or grant any loans, guarantees or any other form of financial support, except financial support in the ordinary course of operation of the Vessel (it being understood however that intercompany loans, deposits or equity contributions within the Group (“Intragroup Indebtedness”) shall be allowed, provided always that:

(a)	no Event of Default is in existence or will occur from such disposition;

(b)	after giving effect to such disposition, the Obligors will be in compliance with Clause 23 (Financial Covenants); and

(c)	the Intragroup Indebtedness obligations, shall rank behind and be fully subordinated to any obligations under the Finance Documents.

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24.15 Distributions	from the Guarantor

(a)	Subject to the limitations listed in paragraph (b) below, the Guarantor may:

(i)	declare, make or pay any dividend, charge, fee or other distribution (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	pay any interest or repay any principal amount (or capitalised interest) on any debt to any of its shareholders;

(iii)	redeem, repurchase or repay any of its share capital or resolve to do so; or

(iv)	enter into any transaction or arrangement having a similar effect as described in paragraphs (i) to (iii).

(b)	The distributions described in paragraph (a) above can only be carried out and effectuated if:

(i)	no Default is existing on the time when the distribution is to be made or would result from the making, payment or declaration of the distribution; and

(ii)	prior to the Drop Down Date:

(A)	KNOT’s consolidated net profit after taxes calculated from the audited consolidated financial statements delivered for the previous financial year is positive; and

(B)	after effectuating any such distribution, KNOT will have Liquidity (as defined in Clause 23.1 (Construction and definition)) of minimum the higher of (x) USD 35,000,000 and (y) an amount equal to four per cent. (4%) of the KNOT’s interest bearing Financial Indebtedness and otherwise be in compliance with all financial covenants as set out in Clause 23 (Financial covenants); or

(iii)	after the Drop Down Date: KNOP and the Borrower are in compliance with the financial covenants applicable to them as set out in Clause 23 (Financial covenants) following the making, payment or declaration of any distribution.

24.16 Distributions	from the Borrower

The Borrower may (directly or indirectly) declare, make or pay any dividend, charge, fee or other distribution (whether in cash or in kind) to the Guarantor, provided that;

(a)	no Default is existing on the time when the distribution is to be made; and

(b)	after effectuating any such distribution, the Borrower will be in compliance with all financial covenants as set out in Clause 23 (Financial covenants).

24.17 Disposals

No Obligor shall enter into a single transaction or series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer, or otherwise dispose of the Vessel or other asset being the subject of Security pursuant to the Security Documents, save for a sale of the Vessel in accordance with Clause 8.1 (Disposal).

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24.18 Financial	year

Except with the prior written consent of the Majority Lenders, the Obligors will not, and shall procure that no other Group Company will, alter its financial year end from 31 December.

24.19 Bank	accounts

The Borrower shall open and maintain all its Earnings Accounts and operating bank accounts with the Account Bank and ensure that all Earnings are paid to the Earnings Accounts and may freely operate and make withdrawals from the Earnings Accounts and operating bank accounts until the occurrence of a Default which is continuing.

24.20 Arm’s	length basis

No Obligor shall enter into any transaction with an Affiliate except on arm’s length terms and for full market value.

24.21 EU	Bail-in

In the event that any Finance Document will be governed by the laws of a non-EEA Member Country, then to the extent the Agent determines it is necessary such Finance Document shall either prior to its entry, or if already in force be amended to, contain the current form of EU bail-in provisions recommended by the Loan Market Association.

25	VESSEL UNDERTAKINGS

Each Obligor gives the undertakings in this Clause 25 to each Finance Party and such undertakings shall apply in respect of the Vessel and remain in force for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

25.1	Vessel insurances

(a)	The Borrower shall keep the Vessel fully insured against such risks, including but not limited to, Hull and Machinery, Hull Interest and/or Freight Interest, War Risks (including acts of terrorism, war risks P&I and piracy) and Protection & Indemnity (including maximum cover for pollution liability as normally adopted by the industry for similar vessels), in such amounts and currencies, on such terms and with such reputable insurers, brokers or P&I clubs as the Agent from time to time may approve. Norwegian Law to apply to all insurances and Hull and Machinery covers to include the terms of the Nordic Marine Insurance Plan of 2013, latest version (as amended from time to time).

(b)	The aggregate insured value for the Vessel (Hull and Machinery combined with Hull Interest and/or Freight Interest) shall be at least equal to or greater than the higher of:

(i)	the Fair Market Value of the Vessel at any time; or

(ii)	120% of the Loan.

(c)	The insured value for Hull and Machinery for the Vessel shall cover at least 80% of the Fair Market Value of the Vessel and the remaining cover may be taken out by way of Hull Interest and Freight Interest.

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(d)	The Agent will if instructed by any Lender, for the cost of the Borrower, take out Mortgagee’s Interest Insurance (MII) and Mortgagee Interest Additional Perils (pollution) Insurance (MAPI) in an amount of up to 120% of the principal outstanding amount of the Loan.

(e)	The Borrower shall procure that the Security Agent (on behalf of the Finance Parties) is noted as a first priority mortgagee in the insurance contracts, together with the confirmation from the underwriters to the Security Agent thereof that the notice of assignment with regard to the Insurances and the loss payable clauses are noted in the insurance contract and that standard letters of undertaking are executed by the insurers and/or broker(s), as applicable.

(f)	Within reasonable time (and no later than 14 days) prior to the expiry of the relevant Insurances, the Borrower shall procure the delivery to the Agent of a certificate from the insurance broker(s) through whom the Insurances referred to in paragraph (a) have been renewed and taken out in respect of the Vessel with insurance values as required by paragraphs (b), that such Insurances are in full force and effect and that the interests of the Security Agent (on behalf of the Finance Parties) have been noted by the relevant insurers.

(g)	If any of the Insurances referred to in paragraph (a) form part of a fleet cover, the Borrower shall procure that the insurers shall undertake to the Security Agent that they shall neither set-off against any claims in respect of the Vessel any premiums due in respect of other units under such fleet cover or any premiums due for other insurances, nor cancel such Insurance for reason of non-payment of premiums for other units under such fleet cover or of premiums for such other Insurances, and shall undertake to issue a separate policy in respect of the Vessel if and when so requested by the Agent.

(h)	The Borrower shall ensure that the Vessel is always employed in conformity with the terms of the relevant insurances and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

(i)	The Borrower will not make any change to the Insurances without the prior written consent of the Agent (on behalf of the Lenders).

(j)	Each of the Insurances shall be reviewed, at the cost of the Borrower, by the Lenders’ insurance advisor on an annual basis on each date on which the Insurances are due for renewal if so required by the Agent. An insurance advisor will be appointed by the Agent, at the Borrower’s cost, prior to the Drawdown Date, for the purpose of, inter alia, preparing an insurance report.

25.2	Notification

The Borrower shall immediately notify the Agent of:

(a)	any accident or casualty to the Vessel involving repairs the cost of which is likely to exceed USD 2,000,000 or the equivalent thereof in any other currency;

(b)	any occurrence in consequence whereof the Vessel has become or is likely to become a Total Loss;

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(c)	any arrest or detention of the Vessel or the exercise or purported exercise of any lien on the Vessel;

(d)	any requirement or recommendation made in relation to the Vessel by any insurer or classification society or by any competent authority which is not, or cannot be, immediately complied with;

(e)	any claim for a material breach of the ISM Code, the ISPS Code or Marpol being made against the Borrower, any charterer or the Manager or otherwise in connection with the Vessel; or

(f)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code, the ISPS Code or Marpol not being complied with,

and the Borrower will keep the Agent advised on a regular basis and in such detail as the Agent shall require on the relevant party’s response to any of the above mentioned events or matters.

25.3	Class

(a)	The Borrower shall have the Vessel classified and maintained in the highest appropriate class notation available for vessels of the same age and type with DNV GL or such other IACS classification society acceptable to the Lenders, and at all times comply with the rules and regulations of the relevant classification society without any overdue recommendations and notations and shall immediately provide the Agent with copies of any survey reports being issued.

(b)	The Borrower may not change (or permit the change of) the classification society of the Vessel without the prior written consent of the Agent.

25.4	Flag

The Borrower shall maintain the registration of the Vessel in its name with an Approved Ship Registry, and shall not change the name, flag or registration of the Vessel or parallel register the Vessel in another Approved Ship Registry without the prior written consent of the Lenders, such consent not to be unreasonably withheld, always subject to the Borrower providing the Agent with security over the Vessel, in form and substance acceptable to the Agent.

25.5	Inspection and class records

(a)	The Borrower shall permit, and shall procure that any charterers permit, any person appointed by the Agent to inspect the Vessel at any time for the account of the Borrower upon the Agent giving prior written notice, always provided that such inspection shall not interfere with the normal operation and trading of the Vessel, provided however that following an Event of Default, the Agent is entitled to do an inspection whether or not it interferes with the trading and operation of the Vessel.

(b)	The Borrower shall instruct the classification society to send to the Agent, following a written request from the Agent, copies of all class records held by the classification society in relation to the Vessel.

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25.6	Repairs and alterations

The Borrower shall not make or permit any change or structural alteration to be made to the Vessel with a total cost exceeding or likely to exceed USD 2,000,000 and will not remove any material part from the Vessel without replacing such parts with parts of equal value, unless otherwise agreed with the charterer and subject to the consent of the Agent, such consent not to be unreasonably withheld.

25.7	Compliance with international regulations and laws

The Borrower shall (and shall to its best abilities procure that any charterer and/or the Manager of the Vessel) at all times:

(a)	comply in all material respects with all international conventions and regulations relating to the Vessel, including:

(i)	the ISM Code;

(ii)	the ISPS Code; and

(iii)	Marpol;

(b)	comply in all material respects with any applicable national or international law, regulation, convention or treaty in a jurisdiction which an Obligor conducts business or the Vessel will be operating, including such law, regulation, convention or treaty which relates to the pollution or damage of the environment or the conditions at the workplace;

(c)	comply in all material respects with any applicable law, regulation or requirement in the jurisdiction of the Approved Ship Registry where the Vessel is registered;

(d)	comply in all respects with all Environmental Laws applicable to any of them or the Vessel, including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with all Environmental Approvals applicable to any of them and/or any the Vessel;

(e)	in the event of hostilities in any part of the world (whether war is declared or not), not employ the Vessel in any zone which is declared a war zone by any government or by the war risk insurers of the Vessel, unless the Borrower has (at its own expense) effected any special, additional or modified insurance cover which shall be necessary or customary for first class shipowners, and has provided evidence of such cover to the Agent; and

(f)	obtain, maintain and ensure compliance with all requisite licenses, certificates, approvals and permits required under any such laws, rules and regulations at all times valid and enforceable in all respects, including:

(i)	the Document of Compliance and Safety Management Certificate issued pursuant to the ISM Code in relation to the Vessel; and

(ii)	a valid and current International Ship Security Certificate issued under the ISPS Code.

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25.8	Maintenance

The Borrower shall procure that the Vessel is kept in good and safe condition and state of repair consistent with first class ownership and management practice.

25.9	Dismantling

(a)	The Obligors shall procure a safe sustainable and socially and environmentally responsible dismantling of any of their vessels that is taken out of service.

(b)	The Borrower shall ensure that a copy of the Inventory of Hazardous Materials (IHM) relevant to the Vessel is available during the lifespan of the Vessel.

25.10 Arrest

The Borrower shall pay and discharge when due:

(a)	all liabilities which give rise or may give rise to maritime or possessory liens on or claims enforceable against the Vessel, its Earnings or Insurances;

(b)	all tolls, taxes, dues, fines, penalties and other amounts charged in respect of the Vessel, its Earnings or Insurances; and

(c)	all other outgoings whatsoever in respect of the Vessel, its Earnings and Insurances,

(d)	and upon receiving notice of arrest of the Vessel, or its detention or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or Security or otherwise as the circumstances may require.

25.11 Fair	Market Value

(a)	The Borrower shall ensure that the Fair Market Value of the Vessel is:

(i)	from the Drawdown Date and at all times until the fourth anniversary thereof, in excess of 125%; and

(ii)	from the fourth anniversary of the Drawdown Date and thereafter; in excess of 135%,

of the outstanding Loan.

(b)	The Borrower shall, if the Fair Market Value of the Vessel at any time falls below the values described in paragraph (a) above, within thirty (30) days from the date the Borrower became aware of such breach, either:

(i)	prepay such portion of the Loans in accordance with Clause 7.1 (Voluntary prepayment); or

(ii)	post additional Security to the satisfaction of the Agent,

that enables the Borrower to satisfy the minimum value requirement.

25.12 Management

The Vessel shall be managed by the Manager pursuant to the terms of the Management Agreement(s) or such other reputable manager(s) as agreed in writing by the Lenders, and the Borrower shall not make any material changes to the management of the Vessel without the prior written consent of the Agent (not to be unreasonably withheld).

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25.13 Restrictions	on chartering etc.

The Borrower shall not let a Vessel on bareboat charter for any period without the prior written consent of the Agent (on behalf of the Finance Parties), unless such bareboat charter is to a Group Company and at a rate no less than an amount sufficient for the Borrower to meet its payments obligations under the Finance Documents as they fall due.

26	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 26 is an Event of Default (save for Clause 26.16 (Acceleration)).

26.1	Non-payment

Any Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	an administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three (3) Business Days of its due date.

26.2	Financial covenants, Sanctions, Use of Proceeds, Vessel Insurances and Fair Market Value

Any requirement of Clause 23 (Financial covenants), Clause 24.3 (Sanctions), Clause 24.4 (Use of Proceeds), Clause 25.1 (Vessel Insurances) or Clause 25.11 (Fair Market Value) is not satisfied.

26.3	Other obligations
(a)	Any Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 26.2 (Financial covenants, Sanctions, Use of Proceeds, Vessel Insurances and Fair Market Value)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the earlier of (i) the Agent giving notice to the Borrower and (ii) the Borrower became or should have become aware of the failure to comply.

26.4	Misrepresentation

Any representation or statement made or deemed to be made by any Obligor in the Finance Documents or any other document delivered by or on behalf of the Obligors or in connection with any Finance Document is or proves to have been materially incorrect or misleading when made or deemed to be made.

26.5	Cross default

(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

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(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

(d)	Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 26.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD 6,500,000 (or its equivalent in any other currency or currencies).

26.6	Insolvency

(a)	Any of the Obligors is, or for the purpose of applicable law is deemed to be, unable to pay its debts as they fall due or becomes insolvent or admits inability or intention not to pay its debts as they fall due.

(b)	Any of the Obligors suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(c)	A moratorium is declared in respect of any indebtedness of any Obligor.

26.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the preliminary suspension of payments, suspension of payments, bankruptcy, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any of the Obligors;

(b)	a composition, compromise, assignment or arrangement with any creditor of any of the Obligors;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any of the Obligors or any of its assets; or

(d)	enforcement of any Security over any assets of any of the Obligors.

26.8	Creditors’ process

Any maritime lien or other lien (not being permitted under Clause 24.13 (Negative pledge)), expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any Obligor unless, within 30 days after the Obligor became aware of the same, (i) the same is discharged or (ii) the Finance Parties have been provided with additional security in such form and for such amounts as the Finance Parties may require.

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26.9	Unlawfulness and invalidity

It is or becomes unlawful for any Obligor and/or any of the parties to a Security Document to perform any of their obligations under the Finance Documents or any Finance Document ceases to be in full force and effect or any Security under the Security Documents ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

26.10 Cessation	of business

Any Obligor ceases (or threatens to cease to carry on) all its business.

26.11 Audit	qualification

The auditors of any Obligor materially qualify the audited annual financial statements of any Obligor.

26.12 Permits

Any license, consent, permission or approval required in order to enforce, complete or perform any of the Finance Documents is revoked, terminated or modified having a Material Adverse Effect.

26.13 Failure	to comply with final judgement

Any Obligor fails to, within five (5) Business Days after becoming obliged to do so, comply with or pay any sum due from it under any final judgement or final order, unless such award is for an amount less than USD 4,000,000 or the sum due is covered by insurance and the insurers have confirmed cover and liability to pay under the relevant insurance.

26.14 Litigation

There is current, pending or, threatened in writing any claims, litigation, arbitration or administrative proceedings against an Obligor which might have a Material Adverse Effect.

26.15 Material	adverse change

Any event or circumstance occurs which, in the opinion of the Majority Lenders has had or could reasonably be expected to have a Material Adverse Effect.

26.16 Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Commitments at which time they shall immediately be cancelled;

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Agreement, be immediately due and payable, at which time they shall become immediately due and payable;

(c)	enforce any or all Security under the Security Documents; and/or

(d)	exercise any or all of the rights, remedies, powers or discretions granted to the Agent or the Finance Parties under the Finance Documents or by any applicable law or regulation or otherwise as a consequence of such Event of Default.

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SECTION 9

CHANGES TO PARTIES

27	CHANGES TO THE LENDERS

27.1	Assignments and transfers by the Lenders

Subject to this Clause 27, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution, a trust, fund or other entity that is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

27.2	Conditions of assignment or transfer

(a)	An Existing Lender may not transfer any of its rights or obligations to a New Lender without the Borrower’s consent, such consent not to be unreasonably withheld or delayed and not to be required if the transfer is:

(i)	to another Lender or an Affiliate of a Lender;

(ii)	to a trust, fund or other entity that is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, which is advised by, or the assets of which are managed by or serviced by a Lender; or

(iii)	made at a time when an Event of Default has occurred and is continuing.

(b)	The Borrower shall be deemed to have given its consent if the Borrower has not expressly rejected any proposal within five (5) Business Days from the request of an Existing Lender.

(c)	An assignment will only be effective on the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(d)	A transfer will only be effective if the procedure set out in Clause 27.5 (Procedure for transfer) is complied with.

(e)	Shareholders or Affiliates of any Obligor or Group Member may not become a Lender.

27.3	Assignment or transfer fee

Unless the Agent otherwise agrees and excluding an assignment or transfer to an Affiliate of a Lender, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of USD 5000.

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27.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents and the Security under the Security Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other Group Company of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of any Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of any Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 27; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by an Obligor of its obligations under the Finance Documents or otherwise.

27.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 27.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes a duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

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(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, each Obligor and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each Obligor and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Obligors and the New Lender have assumed and/or acquired the same in place of the Obligors and the Existing Lender;

(iii)	the Agent, the MLAs, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Finance Documents as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the MLAs and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

27.6	Copy of Transfer Certificate

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

27.7	Security over Lender’s rights

Notwithstanding Clause 27.1 (Assignments and transfers by the Lenders), a Lender may at any time sell, transfer, assign, novate, pledge, have assumed all or part of its rights and/or otherwise use as collateral any of its rights under the Finance Documents to or for the benefit of a member of the European System of Central Banks.

28	CHANGES TO THE OBLIGORS

28.1	Assignments and transfers by the Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

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28.2	Drop Down

(a)	KNOT shall have the option to sell its shares in the Borrower to KNOP or a wholly owned Subsidiary of KNOP, subject to the terms and conditions set out in this Clause 28.2 (Drop Down).

(b)	A Drop Down may only take place once the Agent (on behalf of the Lenders) in its sole discretion is satisfied that:

(i)	no Default is continuing or would result from the proposed Drop Down;

(ii)	no Material Adverse Effect would result from the proposed Drop Down;

(iii)	the Repeating Representations to be made by each Obligor (including the Replacement Guarantors) are true in all material respects;

(iv)	the Borrower have delivered to the Agent a duly completed and executed Accession Letter; and

(v)	the Agent has received all of the documents and other evidence listed in Part V (Conditions precedent to Drop Down) of Schedule 2 (Conditions precedent and subsequent) in form and substance satisfactory to it.

(c)	On a Drop Down Date:

(i)	the Replacement Guarantors shall accede to this Agreement as Guarantors and become liable for the obligations of the Borrower;

(ii)	KNOT shall be released from its obligations under each Finance Document and each Hedging Agreement as a Guarantor for the obligations of the Borrower, and following the Drop Down Date, KNOT shall cease to be a Party to this Agreement;

(iii)	all references to the terms “Guarantors”, “Guarantor”, “Obligors” or “Obligor” shall include the Replacement Guarantors;

(iv)	the financial and other covenants that according to their terms give effect to the occurrence of a Drop Down Date shall be given such effect.

(d)	The Agent shall notify the other Parties, substantially in the form set out in Schedule 8 (Form of Drop Down Confirmation Letter) confirming the occurrence of a Drop Down Date, promptly upon being satisfied that:

(i)	it has received (in form and substance satisfactory to it) all the documents and other evidence listed in paragraph (b) above; and

(ii)	the Replacement Guarantors have acceded to this Agreement as Guarantors.

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(e)	Irrespective of anything to the contrary set out in this Agreement or any other Finance Document, no representations, covenants or other obligations of a Guarantor or provisions referring to a Guarantor (whether in its capacity as Guarantor or otherwise) under this Agreement shall apply to the Replacement Guarantors prior to the date the Replacement Guarantors have acceded as Guarantors under this Agreement or to KNOT after such date as KNOT has been released from its obligations as a Guarantor under this Agreement.

SECTION 10

THE FINANCE PARTIES

29	ROLE OF THE AGENT, SECURITY AGENT, THE MLAS AND OTHERS

29.1	Appointment of the Agent and Security Agent

(a)	Each Finance Party appoints the Agent to act as its agent and the Security Agent to act as security agent under and in connection with the Finance Documents.

(b)	Each Finance Party authorises each of the Agent and the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent and the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

29.2	Duties of the Agent and Security Agent

(a)	Subject to paragraph (b) below, each of the Agent and the Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent or the Security Agent for that Party by any other Party.

(b)	Without prejudice to Clause 27.6 (Copy of Transfer Certificate), paragraph (a) above shall not apply to any Transfer Certificate.

(c)	Except where a Finance Document specifically provides otherwise, neither the Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the MLAs) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent shall provide to the Borrower at its request, a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments and contact details.

(g)	The Agent’s and the Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

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29.3	Role of the MLAs

Except as specifically provided in the Finance Documents, the MLAs have no obligations of any kind to any other Party under or in connection with any Finance Document.

29.4	Limited fiduciary duties

(a)	Save as provided in paragraphs (b) and (c) below, nothing in this Agreement constitutes the Agent, the Security Agent, and/or the MLAs as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Security Agent or the MLAs shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

(c)	The Security Agent will act solely as trustee for the Finance Parties in carrying out its functions under the Security Documents and this Agreement and will exercise the same care as it would in dealing with a credit for its own account.

29.5	Business with the Group

Each Finance Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Group Company.

29.6	Rights and discretions

(a)	The Agent and the Security Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 26.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Agent and the Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent and the Security Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent and the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

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(f)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent or the MLAs is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(g)	The Agent may not disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of paragraph (a)(ii) of Clause 12.2 (Market disruption).

29.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent and the Security Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent or the Security Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent and the Security Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent and the Security Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent and the Security Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security or Security Documents.

29.8	Responsibility for documentation

None of the Agent, Security Agent or the MLAs:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, the MLAs, the Borrower or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents;

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Security under any Security Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Security under any Security Document.

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29.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent or the Security Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent or the Security Agent, as applicable) may take any proceedings against any director or any other person who is authorised to represent the Agent, employee or agent of the Agent or the Security Agent, as applicable, in respect of any claim it might have against the Agent or the Security Agent, as applicable, or in respect of any act or omission of any kind by that director or person who is authorised to represent the Agent, the Security Agent, employee or agent in relation to any Finance Document.

29.10	Lenders’ indemnity to the Agent and Security Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent and the Security Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent or the Security Agent (otherwise than by reason of the Agent’s or the Security Agent’s gross negligence or wilful misconduct) in acting as Agent or Security Agent under the Finance Documents (unless the Agent or the Security Agent has been reimbursed by the Borrower pursuant to a Finance Document).

29.11	Resignation of the Agent or Security Agent

(a)	The Agent or the Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Borrower.

(b)	Alternatively, the Agent or the Security Agent may resign by giving 30 days’ notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent or Security Agent.

(c)	If the Majority Lenders have not appointed a successor Agent or Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent or Security Agent (after consultation with the Borrower) may appoint a successor Agent or Security Agent.

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(d)	If the Agent or Security Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent or security agent and the Agent or the Security Agent is entitled to appoint a successor Agent or Security Agent under paragraph (c) above, the Agent or Security Agent, as the case may be, may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent or Security Agent, as the case may be, to become a party to this Agreement as Agent or Security Agent, as the case may be) agree with the proposed successor Agent or Security Agent, as the case may be, amendments to this Clause 29 and any other term of this Agreement dealing with the rights or obligations of the Agent or Security Agent, as the case may be, consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s or Security Agent’s, as the case may, be normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent or Security Agent shall, at its own cost, make available to the successor Agent or Security Agent such documents and records and provide such assistance as the successor Agent or Security Agent may reasonably request for the purposes of performing its functions as Agent or Security Agent under the Finance Documents.

(f)	The Agent’s or Security Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 29. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	The Agent or Security Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent or Security pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent or Security Agent under the Finance Documents, either:

(i)	the Agent or Security Agent fails to respond to a request under Clause 14.6 (FATCA Information) and a Lender reasonably believes that the Agent or Security Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent or Security Agent pursuant to Clause 14.6 (FATCA Information) indicates that the Agent or Security Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent or Security Agent notifies the Borrower and the Lenders that the Agent or Security Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

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and (in each case) a Lender believes that a Party may be required to make a FATCA Deduction that would not be required if the Agent or Security Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent or Security Agent, requires it to resign.

29.12	Replacement of the Agent or Security Agent

(a)	After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Agent or Security Agent replace the Agent or Security Agent by appointing a successor Agent or Security Agent.

(b)	The retiring Agent or Security Agent shall make available to the successor Agent or Security Agent such documents and records and provide such assistance as the successor Agent or Security Agent may reasonably request for the purposes of performing its functions as Agent or Security Agent under the Finance Documents.

(c)	The appointment of the successor Agent or Security Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent or Security Agent. As from this date, the retiring Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 29 (and any agency fees for the account of the retiring Agent or Security Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent or Security Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

29.13	Relationship with the Lenders

(a)	The Agent and Security Agent may treat each Lender as a Lender, inter alia entitled to or liable for any payment due under any Finance Document, unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent or Security Agent with any information that the Agent or Security Agent may reasonably specify as being necessary or desirable to enable the Agent or Security Agent to perform its functions as Agent or Security Agent.

(c)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the relevant contact details required to enable the sending and receipt of information.

(d)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost.

29.14	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent and the Security Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

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(b)	If information is received by another division or department of the Agent or the Security Agent, it may be treated as confidential to that division or department and the Agent or Security Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, the Security Agent nor any MLA is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

(d)	Notwithstanding any other provision of any Finance Document to the contrary, any Finance Party may disclose to any Finance Party and /or its Affiliates and potential assignees, any information it has received from any Obligor or concerning any Obligor (including information of confidential nature or described as confidential by an Obligor) which:

(i)	the Finance Party becomes aware of in its capacity as, or for the purpose of becoming, a Finance Party under the Finance Documents;

(ii)	is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents; or

(iii)	provided that the Finance Party reasonably believes such information is of relevance to the other Finance Parties in their capacity as Finance Parties under the Finance Documents.

29.15	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf, each Lender confirms to the Agent, the Security Agent and the MLAs that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document.

29.16	Reference Banks

If a Reference Bank ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender to replace that Reference Bank.

29.17	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 29.17.

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29.18	Confidentiality of Reference Bank Quotations

(a)	The Agent agrees to keep each Reference Bank Quotation confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.

(b)	The Agent may disclose any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement as agreed between the Agent and the relevant Reference Bank.

(c)	The Agent may disclose any Reference Bank Quotation to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives if any person to whom that Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Reference Bank.

(d)	The Agent acknowledge that each Reference Bank Quotation is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent undertake not to use any Reference Bank Quotation for any unlawful purpose.

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(e)	The Agent agrees (to the extent permitted by law and regulation) to inform the relevant Reference Bank:

(i)	of the circumstances of any disclosure made pursuant to paragraph (c) (ii) above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 29.18.

29.19	Swap Providers

(a)	Each Swap Provider agrees that it is a party to this Agreement solely for the purpose of the Borrower’s obligations under the Hedging Agreements being included under the Security created by the Security Documents.

(b)	Any Hedging Agreement shall only enjoy the benefit of protection of the Security Documents if and to the extent such Hedging Agreement (and any transactions thereunder) is entered into in accordance with Clause 24.10 (Hedging arrangements).

(c)	Clause (c) (Finance Parties’ rights and obligations) shall not apply to any Finance Party (in its capacity as Swap Provider) in respect of the Security Documents and no Swap Provider may separately enforce any rights under the Security Documents.

(d)	Each Swap Provider shall promptly notify the Agent upon the occurrence of an early termination event or a default by the Borrower of its obligations under a Hedging Agreement.

29.20	Agent’s and Security Agent’s Management Time

Any amount payable to the Agent and the Security Agent under Clause 16.3 (Indemnity to the Agent and the Security Agent), Clause 18 (Costs and expenses) and Clause 29.10 (Lenders’ indemnity to the Agent and the Security Agent) shall include the cost of utilising the Agent’s and the Security Agent’s management time or other resources to the extent that this relates to extraordinary matters, such as requests for waivers or amendments and/or a potential Default or Event of Default, and will be calculated on the basis of such reasonable daily or hourly rates as the Agent and the Security Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent and the Security Agent under Clause 13 (Fees).

29.21	Deduction from amounts payable by the Agent or Security Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent and the Security Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent and the Security Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

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30	SHARING AMONG THE FINANCE PARTIES

30.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from any Obligor other than in accordance with Clause 31 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.4 (Partial payments).

30.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by any of the Obligors and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 31.4 (Partial payments).

30.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 30.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between that Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

30.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between an Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

30.5	Exceptions

(a)	This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Obligors.

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(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

31	PAYMENT MECHANICS

31.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, the Obligors or that Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account with such bank as the Agent specifies.

31.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement, to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice.

31.3	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

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31.4	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by the Borrower under those Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under those Finance Documents in the following order:

(i)	firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and Security Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest (including default interest), fees or commissions due but unpaid under the Finance Documents (excluding any Hedging Agreement);

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid and indemnification due but unpaid under the Finance Documents (excluding any Hedging Agreement);

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents (excluding any Hedging Agreement); and

(v)	fifthly, in or towards payment pro rata of any other sum due but unpaid under any Hedging Agreement.

(a)	The Agent shall, if so directed by the Lenders, vary the order set out in paragraphs (a)(ii) to (v) above.

(b)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

31.5	Set-off by any Obligor

All payments to be made by any Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.6	Parallel debt

(a)	Notwithstanding any other provision of this Agreement, each Obligor hereby irrevocably and unconditionally undertakes to pay to the Security Agent as creditor in its own right and not as representative of the other Finance Parties, sums equal to and in the currency of each amount payable by the Obligors to each of the Finance Parties under each of the Finance Documents as and when that amount falls due for payment under the relevant Finance Document (the “Parallel Debt”). Any security granted to secure such Parallel Debt shall not be held on trust by the Security Agent.

(b)	The Security Agent shall have its own independent right to demand payment of the amounts payable by each Obligor (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding) under this Clause 31.6 (Parallel debt).

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(c)	Any amount due and payable by each Obligor to the Security Agent under this Clause 31.6 (Parallel debt) shall be decreased to the extent that the other Finance Parties have received payment in full or in part (which payment has not been rescinded or otherwise restored or returned) of the corresponding amount under the other provisions of the Finance Documents, and any amount due and payable by each Obligor to the other Finance Parties under those provisions shall be decreased to the extent that the Security Agent has received payment in full or in part (which payment has not been rescinded or otherwise restored or returned) of the corresponding amount under this Clause 31.6 (Parallel debt).

31.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.8	Currency of account

(a)	Subject to paragraphs (b) to (d) below, USD is the currency of account and payment for any sum due from any Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(d)	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.

32	NOTICES

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, e-mail or letter.

32.2	Addresses

The address and e-mail address (and the department or officer or any equivalent in any Relevant Jurisdiction, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of any of the Obligors (if by letter, a copy of the letter shall also be sent by email) to:

Knutsen	NYK Offshore Tankers AS
Attn.:	CFO

Smedasundet	40, 5529 Haugesund
E-mail: finance@knutsenoas.com
omk@knotgroup.com
jka@knotgroup.com

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(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, to:

Address:                    Agency Syndicated Loans

Daalsesingel 71

3511 SW Utrecht

The Netherlands

PAC EA8550

E-mail:	abn.amro.agency.team.1@nl.abnamro.com
Att:	Agency Syndicated Loans

or any substitute address, e-mail address or department or officer (or any equivalent in any Relevant Jurisdiction) as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

32.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of e-mail, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer (or any equivalent in any Relevant Jurisdiction) is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer (or any equivalent in any Relevant Jurisdiction).

(b)	Any communication or document which becomes effective, in accordance with paragraph (a) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

(c)	All notices from or to the Obligors shall be sent through the Agent.

32.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 32.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

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32.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33	CALCULATIONS AND CERTIFICATES

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

34	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

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36	AMENDMENTS AND WAIVERS

36.1	Required consents

(a)	Subject to Clause 36.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 36.

36.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	the Guarantee;

(iii)	an extension to the date of payment of any amount under the Finance Documents;

(iv)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(v)	a change in currency of payment of any amount under the Finance Documents;

(vi)	an increase in or an extension of any Commitment or the Total Commitments;

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 8 (Mandatory prepayment), Clause 27 (Changes to the Lenders), Clause 28 (Changes to the Obligors), this Clause 36, Clause 38 (Governing Law) and Clause 39 (Enforcement);

(ix)	any provision relating to Sanctions;

(x)	the release of any Security under any Security Document unless permitted under this Agreement or any other Finance Document,

shall not be made without the prior consent of all the Lenders.

(a)	An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent, the MLAs or the Swap Provider (each in their capacity as such) may not be effected without the consent of the Agent, the Security Agent, the MLAs or, as the case may be, the Swap Provider.

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(b)	If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any of the terms of any Finance Document or other vote of Lenders under the terms of this Agreement within five (5) Business Days (unless the Borrower and the Agent agree to a longer time period in relation to any request) of that request being made, its Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or participations under the Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments and/or participations has been obtained to approve that request.

37	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

38	GOVERNING LAW

This Agreement is governed by Norwegian law.

39	ENFORCEMENT

39.1	Jurisdiction of Norwegian courts

(a)	The courts of Norway, the venue to be Oslo District Court, have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement.

(b)	This Clause 39.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

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This Agreement has been entered into on the date stated at the beginning of this Agreement.

SIGNATURES

THE BORROWER

KNOT SHUTTLE TANKERS 32 AS

By:	/s/ Jan J. Greve
Name:	Jan J. Greve
Attorney-in-fact

THE GUARANTOR

KNUTSEN NYK OFFSHORE TANKERS AS

By:	/s/ Jan J. Greve
Name:	Jan J. Greve
Attorney-in-fact

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AS MLAs

ABN AMRO BANK N.V., OSLO BRANCH

By:	/s/ Atle Gabrielsen
Name:	Atle Gabrielsen
Attorney-in-fact

DANSKE BANK A/S

By:	/s/ Atle Gabrielsen
Name:	Atle Gabrielsen
Attorney-in-fact

AS ORIGINAL LENDERS

ABN AMRO BANK N.V., OSLO BRANCH

By:	/s/ Atle Gabrielsen
Name:	Atle Gabrielsen
Attorney-in-fact

DANSKE BANK, NORWEGIAN BRANCH

By:	/s/ Atle Gabrielsen
Name:	Atle Gabrielsen
Attorney-in-fact

AS AGENT AND SECURITY AGENT

ABN AMRO BANK N.V.

By:	/s/ Atle Gabrielsen
Name:	Atle Gabrielsen
Attorney-in-fact

AS SWAP PROVIDERS

ABN AMRO BANK N.V.

By:	/s/ Atle Gabrielsen
Name:	Atle Gabrielsen
Attorney-in-fact

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DANSKE BANK A/S

By:	/s/ Atle Gabrielsen
Name:	Atle Gabrielsen
Attorney-in-fact

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SCHEDULE 1

THE ORIGINAL LENDERS

Name of Original Lender	Commitment under the Facility
ABN AMRO Bank N.V. Oslo Branch	USD 30,000,000
Danske Bank, Norwegian Branch	USD 30,000,000
Total Commitments	USD 60,000,000

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SCHEDULE 2

CONDITIONS PRECEDENT

Part I: Conditions Precedent to Financial Close

1.	Obligors

(a)	A copy of the constitutional documents of each Obligor.

(b)	A copy of a resolution of the board directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature (which can be by way of copy of passport) of each person signing the Finance Documents on behalf of each Obligor.

(d)	Copies of passports of all board members of each Obligor.

(e)	A certificate of an authorised signatory of each Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement and confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar binding limit to be exceeded.

(f)	Such other documentation and evidence required to complete the “know your customer” checks as described in Clause 22.8 (“Know your customer” checks).

The documents covered by this Section 1, to be submitted in originals or certified copies.

2.	Finance Documents

(a)	This Agreement executed by the parties thereto.

(b)	A letter from the Agent regarding effective rate of interest, duly countersigned by the Borrower.

(c)	Any Fee Letter(s), duly signed by the parties thereto.

(d)	The Share Pledge, duly signed by all parties and evidence that the Security to be created thereunder have been duly created and perfected, including notices and acknowledgments and transcripts of shareholders’ register showing the registration of the Share Pledge against the shares on first priority.

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(e)	The Assignment of Earnings duly signed by all parties.

(f)	Evidence by way of transcript showing that the Assignment of Earnings have been registered against the Borrower on first priority with the Norwegian Register of Mortgaged Movable Property.

(g)	Evidence that the fees, costs and expenses due from the Borrower pursuant to Clause 13 (Fees) and Clause 18 (Costs and expenses) have been paid.

3.	Other Documents

(a)	A copy of the Original Financial Statements and most up-to-date financial statements of the Obligors.

(b)	A copy of the MoA.

(c)	A copy of the Management Agreements, on terms acceptable to the Finance Parties.

4.	Legal opinions

The following legal opinions if requested by the Lenders, each addressed to the Agent and the Original Lenders:

(a)	a legal opinion from Arntzen de Besche Advokatfirma AS, the legal advisers to the Agent as to Norwegian law;

(b)	such other legal opinion(s) as the Agent may reasonably request in respect of any Finance Document governed by foreign law or any entity incorporated in a foreign jurisdiction,

each in form and substance acceptable to the Facility Agent.

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Part II: Conditions Precedent (to the Drawdown Request)

1.	Finance Documents

(a)	The Account Pledge, duly signed by all parties.

(b)	Any Hedging Agreements entered into.

(c)	The Assignment of Hedging Claims, duly signed by all parties.

(d)	Duly executed and dated notices and acknowledgements in accordance with the Assignment of Hedging Claims, duly signed by all parties.

(e)	The Assignment of Insurances, duly signed by all parties.

(f)	The Mortgage, in agreed form.

(g)	The Drawdown Request, duly executed.

(h)	A Compliance Certificate, duly executed.

2.	Other documents and evidence

(a)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(b)	Evidence that the fees, costs and expenses due from the Borrower pursuant to Clause 13 (Fees) and Clause 18 (Costs and expenses) have been paid or will be paid by the Drawdown Date or, if earlier, on its due date.

(c)	A copy of any Shareholder Loan or loan agreement relating to Intragroup Indebtedness to the Borrower, if applicable, including any subordination statement acceptable to the Agent.

(d)	A subordination statement by the Manager of the Vessel, in form and substance acceptable to the Agent, whereupon the Manager fully subordinates its claims under any Management Agreement(s) in respect of the Vessel to the claims of the Finance Parties under the Finance Documents.

(e)	Evidence that all Insurances in respect of the Vessel in accordance with Clause 25.1 (Vessel insurances) are in place and will come in full force and effect upon the delivery of the Vessel and (at the Borrower’s cost) an insurance report from BankServe, Marsh or AON or any other international reputable insurance consultants acceptable to the Agent confirming the compliance with Clause 25.1.

(f)	Confirmation from the Approved Ship Registry that all documents necessary to register the Vessel in the name of the Borrower and to register the Mortgage against the Vessel is pre-positioned and ready to be registered upon discharge of any existing mortgage and completion of transfer under the MoA.

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(g)	Closing memoranda or procedure to be agreed between the Agent, the Borrower, the seller and any exiting mortgagee.

(h)	Up to date valuation reports evidencing that the Fair Market Value of the Vessel complies with the requirements in Clause 25.11 (Fair Market Value).

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Part III: Conditions Precedent at Drawdown Date

1.	Finance Documents

(a)	Duly executed and dated notices in respect of the Assignment of Insurances, in respect of the Vessel.

(b)	The Mortgage, duly signed and registered on first priority in the Approved Ship Registry against the Vessel.

(c)	Transcript of or other confirmation satisfactory to the Agent from Registry showing that the Borrower is registered as the owner of the Vessel and that the Mortgage is registered on first priority and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against the Vessel.

2.	Vessel documents

(a)	Copy of the duly notarised and legalised Bill of Sale, issued by the seller under the MoA.

(b)	Copies of the interim class certificate and other relevant certificates, in respect of the Vessel, including:

(i)	a copy of the Minimum Safe Manning Certificate;

(ii)	to the extent available at the Drawdown Date, a copy of the interim Vessel’s safety management certificate issued pursuant to the ISM Code;

(iii)	to the extent available at the Drawdown Date, a copy of the interim certificate issued pursuant to the ISPS Code; and

(iv)	a copy of the Document of Compliance for the manager.

(c)	Copy of the protocol of delivery and acceptance under the relevant MoA, duly signed by the Borrower and the seller.

3.	Legal opinions

The following legal opinions, each addressed to the Agent and the Original Lenders to be in agreed form or issued:

(a)	a legal opinion from Arntzen de Besche Advokatfirma AS, the legal advisers to the Agent as to Norwegian law;

(b)	a legal opinion from Clifford Chance LLP, the legal advisers to the Agent as to Dutch law matters;

(c)	a legal opinion from Lennox Paton, the legal advisers to the Agent as to Bahamas law matters and

(d)	such other legal opinion(s) as the Agent may reasonably request in respect of any Finance Document governed by foreign law or any entity incorporated in a foreign jurisdiction,

each in form and substance acceptable to the Agent.

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Part IV: Conditions Subsequent

1.	Finance Documents

(a)	Any Hedging Agreements entered into with the Borrower.

(b)	Duly executed and dated notices and acknowledgements in accordance with the Assignment of Charterparty (if applicable).

(c)	Duly executed and dated notices and acknowledgements in accordance with the Assignment of Hedging Claims.

(d)	Duly executed and dated notices and Letters of undertaking and acknowledgments, as applicable, in respect of the Assignment of Insurances together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Finance Parties.

2.	Other documents

A copy of the Inventory of Hazardous Materials (IHM) available to the Vessel.

3.	Legal opinions

The following legal opinions from lawyers appointed by the Agent, each addressed to the Agent and the Original Lenders:

(a)	a legal opinion from Arntzen de Besche Advokatfirma AS, the legal advisers to the Agent as to Norwegian law;

(b)	a legal opinion from Lennox Paton, the legal advisers to the Agent as to Bahamas law matters; and

(c)	such other legal opinion(s) as the Agent may reasonably request in respect of any Finance Document governed by foreign law,

each in form and substance acceptable to the Agent and as agreed under Part III.

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Part V: Conditions precedent to Drop Down

1.	The Replacement Guarantors

(a)	A copy of the constitutional documents of each Replacement Guarantor.

(b)	A copy of a resolution of the board directors of each Replacement Guarantor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature (which can be by way of copy of passport) of each person signing the Finance Documents on behalf of each Replacement Guarantor.

(d)	Copies of passports of all board members of each Replacement Guarantor.

(e)	A certificate of an authorised signatory of each Replacement Guarantor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement and confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar binding limit to be exceeded.

(f)	Such other documentation and evidence required to complete the “know your customer” checks as described in Clause 22.8 (“Know your customer” checks).

The documents covered by this Section 1, to be submitted in originals or certified copies.

2.	Finance Documents

(a)	The Accession Letter executed by the parties thereto, including the Replacement Guarantors.

(b)	The Share Pledge, duly signed by all parties, including KNOP or its Subsidiary, as the case may be, and evidence that the Security to be created thereunder have been duly created and perfected, including notices and acknowledgments and transcripts of shareholders’ register showing the registration of the Share Pledge against the shares on first priority.

3.	Other documents

(a)	Evidence (by way of a share purchase agreement or similar and an updated register of shareholders issued by the Borrower) that all shares in the Borrower has been, or will in connection with the Drop Down, be transferred from KNOT to KNOP (or a Subsidiary of KNOP).

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(b)	Evidence that all process agent appointments required by the Finance Documents have been duly accepted.

(c)	Budgets and cash flow projections as described in Clause 22.2 in respect of the Replacement Guarantors.

4.	Legal opinions

The following legal opinions from lawyers appointed by the Agent, each addressed to the Agent and the Original Lenders:

(a)	a legal opinion from Arntzen de Besche Advokatfirma AS, the legal advisers to the Agent as to Norwegian law;

(b)	such legal opinion(s) as the Agent may reasonably request in respect of the Replacement Guarantors; and

(c)	such other legal opinion(s) as the Agent may reasonably request in respect of any Finance Document governed by foreign law,

each in form and substance acceptable to the Agent.

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SCHEDULE 3

REQUESTS AND NOTICES

Part I: Drawdown Request

From:	KNOT Shuttle Tankers 32 AS

To:	ABN AMRO Bank N.V. as Agent

Dated:

Dear Sirs

USD 60,000,000 Term Loan Facility Agreement dated 27 June, 2017 (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Drawdown Request. Terms defined in the Facility Agreement have the same meaning in this Drawdown Request unless given a different meaning in this Drawdown Request.

2.	We wish to borrow the Loan on the following terms:

(a)	Proposed Drawdown Date:	[•] (or, if that is not a Business Day, the next Business Day)

(b)	Amount:	USD [•]

(c)	Interest period:	[•]

(d)	The proceeds of the Drawdown shall be credited to: [•]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Drawdown Request, including that no Default is continuing or would result from the proposed Drawdown.

4.	This Drawdown Request is irrevocable.

Yours faithfully

authorised signatory for

KNOT SHUTTLE TANKERS 32 AS

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Part II: Selection Notice

From:	KNOT Shuttle Tankers 32 AS

To:	ABN AMRO Bank N.V. as Agent

Dated:

Dear Sirs

USD 60,000,000 Term Loan Facility Agreement dated 27 June, 2017 (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Selection Notice. Terms defined in the Facility Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the Loan in the amount of [•], with an Interest Period ending on [•].

3.	We request that the next Interest Period for the Loan is [•].

4.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for

KNOT SHUTTLE TANKERS 32 AS

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SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	[•] as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

USD 60,000,000 Term Loan Facility Agreement dated 27 June, 2017 (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 27.5 (Procedure for transfer) of the Facility Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 27.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [•].

(c)	The facility office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 27.4 (Limitation of responsibility of Existing Lenders).

4.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

5.	This Agreement is governed by Norwegian law.

6.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

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THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facility Agreement by the Agent and the Transfer Date is confirmed as [•].

[Agent]

By:

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SCHEDULE 5

FORM OF COMPLIANCE CERTIFICATE

From:	KNOT Shuttle Tankers 32 AS

To:	ABN AMRO Bank N.V. as Agent

Dated:

Dear Sirs

USD 60,000,000 Term Loan Facility Agreement dated 27June, 2017 (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Compliance Certificate. Terms defined in the Facility Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

Clause	Test	Figures/calculations	Compliance
23.3 (a) (i)	Working Capital—Guarantor (KNOT) (consolidated)

A: current assets
B: current liabilities

	Requirement: A to exceed B		[yes/no]

23.3 (a) (ii)	Minimum Equity—Guarantor (KNOT) (consolidated)

A: Total Equity including Shareholder Loan
B: Total Assets

	Requirement: ratio of A to B to be minimum 0.3 to 1.0		[yes/no]

23.3 (a) (iii)	Minimum Liquidity—Guarantor (KNOT) (consolidated)

A: Liquidity
B: Interest bearing Financial Indebtedness

	Requirement: A to be minimum the higher of (i) USD 25,000,000 or (ii) 4% of B		[yes/no]

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23.3 (b) (i)	Working Capital – Borrower (unconsolidated)

A: current assets
B: current liabilities [excluding intercompany group balances]

	Requirement: A to exceed B	[yes/no]

23.3 (b) (ii)	Minimum Liquidity – Borrower (unconsolidated)

A: Liquidity

	Requirement: A to be minimum USD 500,000	[yes/no]

23.4 (a) (i)	Working Capital – Replacement Guarantor (KNOP) (consolidated)

A: current assets
B: current liabilities

	Requirement: A to exceed B	[yes/no]

23.4 (a) (ii)	Minimum Equity – Replacement Guarantor (KNOP) (consolidated)

A: Total Equity
B: Total Assets

	Requirement: ratio of A to B to be minimum 0.3 to 1.0	[yes/no]

23.4 (a) (iii)	Interest Cover – Replacement Guarantor (KNOP) (consolidated)

A: EBITDA
B: Interest Expenses

	Requirement: ratio of A to B to be minimum 2.5 to 1.0	[yes/no]

23.4 (a) (iv)	Minimum Liquidity—Replacement Guarantor (KNOP) (consolidated)

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A: Liquidity
B: available commitments under KNOP USD 240m credit facility
C: Vessels owned (directly or indirectly) with employment contracts with less than 12 months remaining term (excl. contracts with KNOT or subsidiaries)

Requirement: A + (2/3 of B) to be minimum:

USD 15,000,000

+ USD 1,500,000 X C (≤ 8) (i.e. max USD 12,000,000)

+ USD 1,000,000 X C (≤ 12) (i.e. max USD 12,000,000

= max. potential requirement of USD 39,000,000

[yes/no]

23.4 (b)	Working Capital – Borrower (unconsolidated)

A: current assets
B: current liabilities [excluding intercompany group balances]

	Requirement: A to exceed B	[yes/no]

3.	We confirm that the Vessel is insured against such risks and in such amounts as set out in Appendix 1 hereto.

4.	[Attached as Appendix 2 hereto are two independent valuations for the determination of the Fair Market Value of the Vessel.]*

5.	[We confirm that no Default is continuing.]**

Signed
[Chief Financial Officer] [Director]
KNOT Shuttle Tankers 32 AS

Signed
[Chief Financial Officer] [Director]
[Knutsen NYK Offshore Tankers AS]***

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NOTES:

Clause 23.3 applies prior to Drop Down Date and Clause 23.4 applies after Drop Down Date. There will not be any need to report compliance under both clauses at the same time. This template certificate includes both, but assumes that the Borrower when completing the certificate will delete as appropriate.

*	When applicable (only semi-annually).
**	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.
***	KNOP following Drop Down Date.

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Appendix 1 – Insurances

Hull & Machinery	Freight Interest	Hull Interest	P&I	War risk	Insured Amount

102 | 106

[Appendix 2 – Valuation reports]

SCHEDULE 6

FORM OF ACCESSION LETTER

To:	ABN AMRO Bank N.V. as Agent for itself and each of the other parties to the Facility Agreement referred to below

From:	KNOT Shuttle Tankers 32 AS (as Borrower) Knutsen NYK Offshore Tankers AS (as Guarantor) KNOT Offshore Partners LP KNOT Shuttle Tankers AS

Dated:

Dear Sirs,

USD 60,000,000 Term Loan Facility Agreement dated 27 June, 2017 (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This accession letter (the “Accession Letter”) shall take effect as an Accession Letter for the purposes of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	KNOT Offshore Partners LP (“KNOP”) and KNOT Shuttle Tankers AS (“KNOT ST” and together with KNOP; the “Replacement Guarantors”) agree to become Replacement Guarantors with respect to all amounts outstanding the Agreement and to be bound by the terms of the Agreement as Guarantors and Obligors pursuant to Clause 28.2 (Drop Down) of the Agreement.

3.	KNOP’s and KNOT ST’s administrative details are as follows:

Address:

Email:

Attention:

4.	We confirm that the Repeating Representations are made by each of the Borrower, the Guarantor and the Replacement Guarantors on the date of this Accession Letter and that all Repeating Representations are true in all material respects on that date.

5.	This Accession Letter is governed by Norwegian law and KNOP has appointed [.] as its process agents in respect of this Accession Letter and the other Finance Documents.

THIS ACCESSION LETTER has been signed on behalf of the Guarantor, the Borrower and the Replacement Guarantors and is delivered on the date stated above.

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Signed
[Chief Financial Officer] [Director]
KNOT Shuttle Tankers 32 AS

Signed
[Chief Financial Officer] [Director]
Knutsen NYK Offshore Tankers AS

Signed
[Chief Financial Officer] [Director]
KNOT Offshore Partners LP

Signed
[Chief Financial Officer] [Director]
KNOT Shuttle Tankers AS

104 | 106

SCHEDULE 7

REPAYMENT SCHEDULE

# Quarter	Instalment	Outstanding BOQ	Outstanding EOQ
1	USD 1,000,000	USD 60,000,000	USD 59,000,000
2	USD 1,000,000	USD 59,000,000	USD 58,000,000
3	USD 1,000,000	USD 58,000,000	USD 57,000,000
4	USD 1,000,000	USD 57,000,000	USD 56,000,000
5	USD 1,000,000	USD 56,000,000	USD 55,000,000
6	USD 1,000,000	USD 55,000,000	USD 54,000,000
7	USD 1,000,000	USD 54,000,000	USD 53,000,000
8	USD 1,000,000	USD 53,000,000	USD 52,000,000
9	USD 1,000,000	USD 52,000,000	USD 51,000,000
10	USD 1,000,000	USD 51,000,000	USD 50,000,000
11	USD 1,000,000	USD 50,000,000	USD 49,000,000
12	USD 1,000,000	USD 49,000,000	USD 48,000,000
13	USD 1,000,000	USD 48,000,000	USD 47,000,000
14	USD 1,000,000	USD 47,000,000	USD 46,000,000
15	USD 1,000,000	USD 46,000,000	USD 45,000,000
16	USD 1,000,000	USD 45,000,000	USD 44,000,000
17	USD 1,000,000	USD 44,000,000	USD 43,000,000
18	USD 1,000,000	USD 43,000,000	USD 42,000,000
19	USD 1,000,000	USD 42,000,000	USD 41,000,000
20	USD 41,000,000	USD 41,000,000	—

Beginning of quarter (BOQ) 1 is the Drawdown Date

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SCHEDULE 8

FORM OF DROP DOWN CONFIRMATION LETTER

To:	KNOT Shuttle Tankers 32 AS (as Borrower) Knutsen NYK Offshore Tankers AS (as Guarantor) KNOT Offshore Partners LP KNOT Shuttle Tankers AS The Finance Parties

From:	ABN AMRO Bank N.V. as Agent for itself and each of the other parties to the Facility Agreement referred to below

Dated:

Dear Sirs,

USD 60,000,000 Term Loan Facility Agreement dated 27 June, 2017 (the “Facility Agreement”)

1.	We refer to the Agreement. The purpose of this letter is to give notice that a Drop Down has become effective and the Drop Down Date has occurred.

2.	Terms defined in the Agreement have the same meaning in this letter unless given a different meaning herein.

3.	We hereby confirm that we have received all the documents and other evidence listed in paragraph (b) of Clause 28.2 (Drop Down) of the Facility Agreement (in form and substance satisfactory to us).

4.	We consequently confirm that:

(a)	the Drop Down;

(b)	the accession of the Replacement Guarantors as Guarantors; and

(c)	the secession of KNOT as Guarantor,

shall become effective as of [time] on [date] and that this shall represent the “Drop Down Date” which occurred at such time in accordance with Clause 28.2 (Drop Down) of the Facility Agreement.

5.	This letter is governed by Norwegian law.

Yours Sincerely

For and on behalf of

ABN AMRO BANK N.V.

(acting in our capacity as Agent only)

By:

Name:

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Execution Version

AMENDMENT AGREEMENT NO. 1

dated 15 December 2017

between

KNOT SHUTTLE TANKERS 32 AS

as Borrower

KNUTSEN NYK OFFSHORE TANKERS AS

as Original Guarantor

KNOT SHUTTLE TANKERS AS and KNOT OFFSHORE PARTNERS LP

as Replacement Guarantors

arranged by

ABN AMRO BANK N.V., OSLO BRANCH AND DANSKE BANK A/S

as Bookrunners and Mandated Lead Arrangers

ABN AMRO BANK N.V. AND DANSKE BANK A/S

as Swap Providers

ABN AMRO BANK N.V., OSLO BRANCH AND DANSKE BANK, NORWEGIAN BRANCH

as Original Lenders

with

ABN AMRO BANK N.V.

acting as Agent and Security Agent

relating to a

USD 60,000,000

TERM LOAN FACILITY AGREEMENT

originally dated 27 June 2017

THIS AMENDMENT AGREEMENT NO. 1 (the “Amendment Agreement”) is dated 15 December 2017 and made between and amongst:

(1)	KNOT SHUTTLE TANKERS 32 AS, a company incorporated in Norway with company registration number 918 447 954 and registered address at Smedasundet 40, 5529 Haugesund, Norway (the “Borrower”);

(2)	KNUTSEN NYK OFFSHORE TANKERS AS, a company incorporated in Norway with company registration number 995 221 713 and registered address at Smedasundet 40, 5529 Haugesund, Norway (the “Original Guarantor”);

(3)	KNOT SHUTTLE TANKERS AS, a company incorporated in Norway with company registration number 998 942 829 and registered address at Smedasundet 40, 5529 Haugesund, Norway (hereinafter “KNST” and/or, as applicable, the “Replacement Guarantor”);

(4)	KNOT OFFSHORE PARTNERS LP, a limited partnership organised and existing under the laws of the Republic of the Marshall Islands with company registration number 95 00 57 and registered address at 2 Queen´s Cross, Aberdeen AB15 4YB, United Kingdom (hereinafter “KNOP” and/or, as applicable, the “Replacement Guarantor”) (KNST and KNOP are hereinafter together referred to as the “Replacement Guarantors”);

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) of the Facility Agreement as lenders (the “Original Lenders”);

(6)	ABN AMRO BANK N.V., OSLO BRANCH and DANSKE BANK A/S as bookrunners and mandated lead arrangers (each an “MLA” and together the “MLAs”);

(7)	ABN AMRO BANK N.V. and DANSKE BANK A/S as swap providers (each a “Swap Provider” and jointly the “Swap Providers”); and

(8)	ABN AMRO BANK N.V. as agent of the other Finance Parties (the “Agent”) and as security agent of the other Finance Parties (the “Security Agent”).

BACKGROUND:

A.	Pursuant to a term loan facility agreement originally dated 27 June 2017 (the “Facility Agreement”), the Original Lenders have made available to the Borrower a USD 60,000,000 term loan facility for the purposes described therein.

B.	An accession letter dated on or about the date of this Amendment Agreement and entered into between the Borrower, KNOP and KNST as replacement guarantors, Knutsen NYK Offshore Tankers AS as original guarantor (the “Original Guarantor”) and the Agent, pursuant to which KNOP and KNST have acceded as Replacement Guarantors (as defined in the Facility Agreement) in accordance with Clause 28.2 (Drop Down) of the Facility Agreement.

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C.	Due to the Borrower being awarded a charter contract with Galp Sinopec Brazil services B.V., the Original Guarantor has in a letter dated 31 October, 2017 requested to increase the Facility Amount and the Total Commitments by USD 10,000,000 as set out in Clause 2.2 of the Facility Agreement. The Finance Parties have accepted such request on the terms set out in this Amendment Agreement.

1	INTERPRETATION

Terms and definitions used in this Amendment Agreement shall have the same meaning as set out in the Facility Agreement, unless otherwise set out herein.

This Amendment Agreement is a Finance Document.

2	AMENDMENTS TO THE FACILITY AGREEMENT

2.1	Amendments to Clause 1.1 (Definitions)

In order to reflect the increase in accordance with Clause 2.2 (Accordion Increase Option), the definition of “Facility Amount” and “Total Commitments” in Clause 1.1 (Definitions) of the Facility Agreement shall be amended to read:

“Facility Amount” means USD 70,000,000.

“Total Commitments” means the aggregate of the Commitments, not to exceed USD 70,000,000.

2.2	Amendment to Schedule 7 (Repayment Schedule)

Schedule 7 (Repayment Schedule) of the Facility Agreement shall be deleted and replaced by Schedule 1 of this Amendment Agreement, reflecting the increase of the Facility Amount.

2.3	Notwithstanding Clause 3.1 (Purpose) of the Facility Agreement, the Borrower may apply any amounts borrowed under the increased Commitments for general corporate purposes, including distribution to the Guarantor, to the extent permitted under Clause 24.16 of the Facility Agreement and Section 8-10 of the Companies Act.

2.4	Amendments to Clause 23.1 (Construction and definitions)

The definition of “Total Equity” in Clause 23.1 of the Facility Agreement shall with effect from the Drop Down Date be deleted and replaced by the following:

“Total Equity” means book equity, i.e. at any time, the value of the paid-in capital and reserves determined on a consolidated basis in accordance with GAAP and as shown in the latest financial statements. The preferred equity shall (without double counting) be included in the calculation of Total Equity when determining the ratio of Total Equity to Total Assets for the Parent Guarantor.

3 | 8

3	COSTS AND FEES

(a)	The Borrower shall promptly on demand reimburse the Agent for the amount of all costs and expenses (including legal fees) incurred by the Finance Parties in connection with the negotiation, preparation and execution of this Amendment Agreement.

(b)	The Borrower shall, on the date of this Amendment Agreement, pay to the Agent (for further pro rata distribution to the Lenders) an up-front amendment and commitment increase fee of USD 100,000.

(c)	The Borrower shall furthermore for the period commencing on the date of this Amendment Agreement and ending on the Drawdown Date or, as the case may be, the date of cancellation of the increased Commitments, pay a fee computed at 92 bps on the amount of increased Commitments (USD 10,000,000). Such fee to be due and payable quarterly in arrears from the date of signing this Amendment Agreement and until the applicable Drawdown Date or the date of cancellation of such Commitments.

4	MISCELLANEOUS

The parties hereto agree that the provisions of the Facility Agreement as amended by this Amendment Agreement shall be identical to those in existence prior to the execution of this Amendment Agreement save insofar as the same have been amended hereby, and that all references in the Facility Agreement as amended by this Amendment Agreement to “this Agreement” shall be deemed to be references to the Facility Agreement as confirmed and amended hereby and references to “the Agreement”, “hereof”, “hereunder”, “herein” and similar expressions shall be construed accordingly.

5	EFFECTIVENESS AND DRAWDOWN

5.1	The terms and provisions set out in this Amendment Agreement shall be effective from the date which the Agent (acting on the instructions of the Lenders) confirms to the Borrower and the Finance Parties that the following conditions precedent have been fulfilled or waived:

(a)	this Amendment Agreement, duly executed by all parties hereto;

(b)	evidence that the person(s) signing on behalf of each of the Obligors is duly authorised to do so, including copies of relevant board resolutions;

(c)	evidence of payment of costs and fees as set out in Clause 3 (Costs and Fees) above;

(d)	a copy of the Acceptable Charter Agreement with Galp Sinopec Brazil services B.V., in form and substance acceptable to the Lenders;

4 | 8

(e)	a copy of notice of assignment of the Borrower´s monetary claims against Galp Sinopec Brazil services B.V. under the charterparty in accordance with Clause 3.1 (c) of the Assignment of Charterparty;

(f)	a copy of acknowledgement from Galp Sinopec Brazil services B.V. to the notice of assignment or evidence that notice has been provided and the Borrower has used its best efforts to obtain such acknowledgement;

(g)	if requested by a Finance Party, a legal opinion or confirmation (i) from Arntzen de Besche Advokatfirma AS, confirming inter alia that each Obligor has duly entered into this Amendment Agreement, (ii) from Lennox Paton, the legal advisors to the Agent as to Bahamas law matters, confirming inter alia that the entrance into this Amendment Agreement will not affect the Mortgage nor the Deed of Covenants and (iii) from Clifford Chance LLP, the legal advisors to the Agent as to the Dutch law matter, confirming inter alia that the entrance into this Amendment Agreement will not affect the Account Pledge.

5.2	If the conditions precedent mentioned under Clause 5.1 above have not been confirmed as fulfilled or waived by the Agent within 31 January 2018 the terms and conditions of this Amendment Agreement shall be considered null and void.

5.3	Upon this Amendment Agreement becoming effective, the Borrower may request Drawdown of the increased Commitments by serving a Drawdown Request in accordance with Clause 4.1 and subject to compliance with Clause 4.2 of the Facility Agreement.

6	CONTINUING OBLIGATIONS

Each of the Obligors acknowledges that the provisions of the Facility Agreement (including, for the avoidance of doubt, the guarantee set out in Clause 19 (On-Demand Guarantee and Indemnity)) and the other Finance Documents (including the Security Documents) shall, save as amended by this Amendment Agreement or contemplated hereby, continue in full force and effect and shall extend to its liabilities and obligations under the Finance Documents, as amended by this Amendment Agreement.

7	LAW AND JURISDICTION

7.1	This Amendment Agreement shall be governed by Norwegian law.

7.2	The courts of Norway, the venue to be Oslo District Court, have exclusive jurisdiction to settle any dispute arising out of or in connection with this Amendment Agreement and the provision in Clause 39 (Enforcement) of the Facility Agreement shall apply mutatis mutandis to this Amendment Agreement.

THIS AMENDMENT AGREEMENT has been entered into on the date stated on the first page hereof.

5 | 8

SIGNATURES

THE BORROWER

KNOT SHUTTLE TANKERS 32 AS

By:	Karl Gerhard Bråstein Dahl	/s/ Karl Gerhard Bråstein Dahl

THE ORIGINAL GUARANTOR

KNUTSEN NYK OFFSHORE TANKERS AS

By:	Karl Gerhard Bråstein Dahl	/s/ Karl Gerhard Bråstein Dahl

THE REPLACEMENT GUARANTORS

KNOT SHUTTLE TANKERS AS

By:	Karl Gerhard Bråstein Dahl	/s/ Karl Gerhard Bråstein Dahl

KNOT OFFSHORE PARTNERS LP

By:	J.A. Costain	/s/ J.A. Costain

AS MLAS

ABN AMRO BANK N.V., OSLO BRANCH

By:	/s/ Julianne Heltne

Name:	Julianne Heltne (Attorney – in – fact)

DANSKE BANK A/S

By:	/s/ Julianne Heltne

Name:	Julianne Heltne (Attorney – in – fact)

6 | 8

AS ORIGINAL LENDERS

ABN AMRO BANK N.V., OSLO BRANCH

By:	/s/ Julianne Heltne

Name:	Julianne Heltne (Attorney – in – fact)

DANSKE BANK, NORWEGIAN BRANCH

By:	/s/ Julianne Heltne

Name:	Julianne Heltne (Attorney – in – fact)

AS AGENT AND SECURITY AGENT

ABN AMRO BANK N.V.

By:	/s/ Julianne Heltne

Name:	Julianne Heltne (Attorney – in – fact)

AS SWAP PROVIDERS

ABN AMRO BANK N.V.

By:	/s/ Julianne Heltne

Name:	Julianne Heltne (Attorney – in – fact)

DANSKE BANK A/S

By:	/s/ Julianne Heltne

Name:	Julianne Heltne (Attorney – in – fact)

7 | 8

Schedule 1

Repayment Schedule 1

(to replace Schedule 7 to the Facility Agreement)

	Original Loan		Up-size Loan (LINEAR)		New Loan
value date	repayment amount	new amount	repayment amount	new amount	repayment amount	new amount
5.07.17		60 000 000,00			0	60000000
5.10.17	1000000,00	59000000,00			1000000	59000000
5.01.18	1000000,00	58000 000,00		10000000	1000000	68000000
5.04.18	1000000,00	57000000,00	515332	9484668	1515332	66484668
5.07.18	1000000,00	56000000,00	515332	8969336	1515332	64969336
5.10.18	1000000,00	55 000 000,00	515332	8454003	1515332	63454003
5.01.19	1000000,00	54000000,00	515332	7938671	1515332	61938671
5.04.19	1000000,00	53 000 000,00	515332	7423339	1515332	60 423 339
5.07.19	1000000,00	52 000 000,00	571 026	6852313	1571 026	58852313
5.10.19	1000000,00	51000000,00	571 026	6281287	1571 026	57281287
5.01.20	1000000,00	50000000,00	571 026	5710261	1571 026	55710261
5.04.20	1000000,00	49000000,00	571 026	5139235	1571 026	54139235
5.07.20	1000000,00	48000000,00	571 026	4568209	1571 026	52568209
5.10.20	1000000,00	47000000,00	571 026	3997183	1571 026	50997183
5.01.21	1000000,00	46000000,00	571 026	3426156	1571 026	49426156
5.04.21	1000000,00	45 000 000,00	571 026	2855130	1571 026	47855130
5.07.21	1000000,00	44000000,00	571 026	2284104	1571 026	46284104
5.10.21	1000000,00	43 000 000,00	571 026	1713078	1571 026	44713078
5.01.22	1000000,00	42 000 000,00	571 026	1142052	1571 026	43142052
5.04.22	1000000,00	41000000,00	571 026	571 026	1571 026	41571 026
5.07.22	41000000,00	0,00	571 026		41571 026	0

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